UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

ALLOY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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May 28, 2010

Dear Shareholder,

It is my pleasure to invite you to Alloy’s 2010 Annual Shareholders Meeting (the “Annual Meeting”).

We will hold the Annual Meeting at 9:00 a.m. on Thursday, July 15, 2010, at the offices of Kramer, Levin, Naftalis, & Frankel LLP, 1177 Avenue of the Americas New York, NY 10036. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.

This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and a proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about Alloy that you should consider when you vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Matthew C. Diamond

Chief Executive Officer and Chairman

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

151 West 26th Street, 11th Floor

New York, NY 10001

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, July 15, 2010
Time:	9:00 a.m.
Place:	Kramer, Levin, Naftalis, & Frankel LLP 1177 Avenue of the Americas New York, NY 10036

Dear Shareholder:

At our Annual Meeting, we will ask you to:

•	elect three members to our Board of Directors as a class to serve for a three-year term ending at the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

•	ratify the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending January 31, 2011; and

•	transact any other business that may properly be presented at the Annual Meeting.

Shareholders of record at the close of business on June 3, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. A list of shareholders of record as of the Record Date will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Corporate Secretary at our address above. We intend to mail the Proxy Statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 to all shareholders of record as of the Record Date on or about June 11, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Gina R. DiGioia

Secretary

May 28, 2010

i

ii

ALLOY, INC.

151 WEST 26TH STREET, 11TH FLOOR

NEW YORK, NY 10001

PROXY STATEMENT FOR THE ALLOY, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Alloy, Inc. (“Alloy”, “we” or the “Company”) is soliciting your proxy to vote at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournments of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Shareholders summarizes the purposes of the Annual Meeting and the information you need to know in order to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card.

On or about June 11, 2010, we will send this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we also will send our Annual Report on Form 10-K (the “Fiscal 2009 Annual Report”) for the fiscal year ended January 31, 2010 (“Fiscal 2009”).

Who Can Vote?

Only shareholders who own Alloy common stock, $.01 par value per share (“common stock”) at the close of business on June 3, 2010 are entitled to vote at the Annual Meeting.

As of May 24, 2010, we had 12,995,273 shares of common stock outstanding (excluding treasury shares).

How Many Votes Do I Have?

Each share of Alloy common stock that you own entitles you to one vote.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Co., or you have stock certificates, you may vote by completing and mailing the enclosed proxy card in the envelope provided. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions regarding how to vote your shares, and you will receive directions from your bank, broker or other nominee explaining how to provide such nominee with your voting instructions.

How Does the Board of Directors Recommend that I Vote on the Proposals?

If you properly fill in your proxy card and send it to us in time to vote, your “proxies,” Joseph D. Frehe, our Chief Financial Officer, and/or Gina R. DiGioia, our Corporate Secretary and Chief Legal Officer, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the three nominees for director; and,

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending January 31, 2011.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we know of no matters that will need to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

This Proxy Statement and the accompanying proxy card are being mailed on or about June 11, 2010, to all shareholders entitled to notice of, and to vote at, the Annual Meeting.

We are mailing our Fiscal 2009 Annual Report with this Proxy Statement, but the Fiscal 2009 Annual Report does not constitute a part of this Proxy Statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	you may send in another proxy with a later date;

•	you may notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy;

•	you may vote in person at the Annual Meeting, but attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it; or

•	if your shares are held in street name, as instructed by your broker.

What if I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote in Person?” or “How Do I Vote By Proxy” for each account to ensure that all of your shares are voted.

How Do I Vote in Person?

If you attend the Annual Meeting and plan to vote in person, we will give you a ballot when you arrive. If you hold your shares in street name or through another entity such that you are not the record owner and you plan to vote in person at the Annual Meeting, then at the Annual Meeting you will have to provide to us with a full set of authorizations giving you the legal authority to vote the shares you own beneficially, which are held through your broker or other entity. This set of authorizations may include a proxy to you from the brokerage firm or other entity through which you hold your shares, or a series of proxies (for example, another proxy from the clearing company through which the brokerage firm holds the shares). Without a full set of authorizations enabling you to vote in person the shares you own beneficially, you will not be able to vote at the Annual Meeting. Your broker or record owner on your behalf will know how to help you obtain the full set of authorizations you will need, and you are encouraged to seek their advice, as soon as possible, because we cannot arrange any of these authorizations for you.

Broker Voting and Effect of Broker Non-Votes?

Under New York Stock Exchange Rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Three Directors

The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. If a broker is not directed as to how to vote on directors, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accountants

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of our independent registered public accountants. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our shareholders to select our independent registered public accountants. However, if our shareholders do not ratify the selection of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending January 31, 2011 (“Fiscal 2010”), our Audit Committee of our Board of Directors may reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Elections (American Stock Transfer & Trust Co.) examine these documents. Management will not know how you voted unless such disclosure is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these employees and directors any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of shareholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (the “SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of the Fiscal 2009 Annual Report and Proxy Statement to any household at which two or more of our shareholders reside, if your broker or we believe that the shareholders are members of the same family. This practice, referred to as “householding”, benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded”, the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household receives a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Co., by calling its toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Alloy’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alloy shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your Alloy shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Co., and inform it of your request by calling it at 1-800-937-5449 or writing it at American Stock Transfer & Trust Co., 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219.

•

If a broker or other nominee holds your Alloy shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage and your account number.

How Do I Obtain an Annual Report on Form 10-K?

If you would like a copy of our Fiscal 2009 Annual Report, which consists of our Fiscal 2009 Form 10-K, which we filed with the SEC on April 12, 2010, we will send you one without charge. In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send you copies of any exhibit to our Fiscal 2009 Form 10-K. Please write to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attn: Investor Relations

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and our Fiscal 2009 Annual Report may be viewed online at https://materials.proxyvote.com/019855. You may also find a copy of this proxy statement and our Fiscal 2009 Annual Report on the Internet through the SEC’s electronic data system at www.sec.gov. The information contained on our website is not included as a part of, or incorporated by reference into, this Proxy Statement.

INFORMATION ABOUT ALLOY SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 24, 2010 for: (a) each of our executive officers named in the Summary Compensation Table set forth elsewhere in this Proxy Statement; (b) each of our directors; (c) all of our current directors, director nominees and executive officers as a group; and (d) each shareholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 24, 2010 pursuant to the exercise of options or warrants or conversion of convertible securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders. Percentage of ownership is based on 12,995,273 shares of common stock outstanding on May 24, 2010 (excluding treasury stock):

	SHARES BENEFICIALLY OWNED
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Matthew C. Diamond	1,011,046	(1)	7.8%
James K. Johnson, Jr.	947,425	(1)	7.3%
Joseph D. Frehe	31,534	(2)	*
Gina R. DiGioia	49,459	(3)	*
Robert L. Bell	68,781	(4)	*
Peter M. Graham	134,473	(5)	1.0%
Samuel A. Gradess	278,070		2.1%
Edward A. Monnier	41,111	(6)	*
Anthony N. Fiore	57,324	(7)	*
Richard E. Perlman	29,624	(8)	*
Matthew A. Drapkin	979,755	(9)	7.5%
Jeffrey Jacobowitz	654,635	(10)	5.0%
Dimensional Fund Advisors LP	1,255,336	(11)	9.7%
SRB Management, L.P.	975,120	(12)	7.5%
RGM Capital, LLC	743,565	(13)	5.7%
ALL CURRENT DIRECTORS AND EXECUTIVE OFFICERS (12 PERSONS) AS A GROUP.	4,283,237	(14)	33.5%

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock on May 24, 2010.
(1)	Includes: (i) 354,547 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 186,859 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(2)	Includes: (i) 12,301 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 11,687 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(3)	Includes: (i) 15,757 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 21,124 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.

(4)	Includes: (i) 675 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 61,750 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(5)	Includes: (i) 48,465 shares held by The Peter Graham Money Purchase Plan & Trust; (ii) 27,571 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (iii) 17,500 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(6)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 3,750 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(7)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 1,250 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(8)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 937 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.
(9)	Includes (i) 4,635 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 975,120 shares of Common Stock directly beneficially owned by BD Media Investors LP (“BD Media”) (678,537 shares), SRB Greenway Opportunity Fund (QP), L.P. (“Greenway Opportunity QP”) (264,369 shares) and SRB Greenway Opportunity Fund, L.P. (“Greenway Opportunity, L.P.”) (32,214 shares), which Mr. Drapkin may be deemed to beneficially own as he is co-managing member of BC Advisors, LLC (“BCA”) which is the general partner of SRB Management, L.P. (“SRB Management”) (of which Mr. Drapkin is himself a limited partner), and SRB Management is the general partner of, and investment manager for, each of BD Media, Greenway Opportunity QP and Greenway Opportunity, L.P. Mr. Drapkin disclaims beneficial ownership in such shares of Common Stock except to the extent of his pecuniary interest therein.
(10)	Includes (i) 4,635 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 650,000 shares of Common Stock beneficially owned by Simcoe Partners, L.P. (“Simcoe”) (202,250 shares), Simcoe Opportunity Partners, L.P. (“Simcoe Opportunity”) (420,000 shares) and Simcoe Service Company, LLC (“Simcoe Service”) (27,750 shares), which Mr. Jacobowitz may be deemed to beneficially own, as he is the manager of Simcoe Management Company, LLC (“Simcoe Management”), which is the general partner of each of Simcoe and Simcoe Opportunity, and Simcoe Service. Mr. Jacobowitz disclaims beneficial ownership in such shares of Common Stock except to the extent of his pecuniary interest therein.
(11)	Based on a filing on Form 13F-HR filed with the SEC on May 7, 2010. Dimensional Fund Advisors, LP (“Dimensional”) is deemed to have beneficial ownership of such shares based on comingled group trusts and separate accounts that are managed by Dimensional. All securities are owned by clients of Dimensional and Dimensional disclaims beneficial ownership of all such securities. Dimensional Fund Advisors, LP is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(12)	Based on a filing on Form 13D/A filed with the SEC on April 16, 2010. Represents 975,120 shares of Common Stock directly beneficially owned by BD Media (678,537 shares), Greenway Opportunity QP (264,369 shares) and Greenway Opportunity, L.P. (32,214 shares). BCA, which is the general partner of SRB Management, which is the general partner of, and investment manager for, each of BD Media, Greenway Opportunity QP and Greenway Opportunity, L.P. SRB Management, L.P. is located at Attn: Steven R. Becker, 300 Crescent Court, Suite 1111, Dallas, TX 75201.
(13)	Based on a filing on Form 13F-HR filed with the SEC on May 13, 2010. Both RGM Capital, LLC and Robert G. Moses are deemed to have beneficial ownership of such shares and share voting and dispositive power with respect to such shares. RGM Capital, LLC is located at 6621 Willow Park Drive, Suite One, Naples, Florida 34103.
(14)	Includes an aggregate of: (i) 820,649 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 491,716 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of May 24, 2010.

MANAGEMENT AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term. Our Board of Directors currently consists of nine members, classified into three classes as follows: (1) James K. Johnson, Jr., Anthony N. Fiore and Samuel A. Gradess constitute a class with a term ending at the 2010 Annual Meeting; (2) Matthew C. Diamond, Peter M. Graham and Richard E. Perlman constitute a class with a term ending at the 2011 Annual Meeting; and (3) Matthew A. Drapkin, Jeffrey Jacobowitz and Edward A. Monnier constitute a class with a term ending at the 2012 Annual Meeting.

Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Peter M. Graham, Edward A. Monnier, Anthony N. Fiore, Richard E. Perlman, Samuel A. Gradess, Matthew A. Drapkin and Jeffrey Jacobowitz are not officers or employees of Alloy and none of such persons has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of them is an “independent director” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.

Shareholder Agreements

On April 15, 2010, we entered into three separate agreements with two separate groups of shareholders regarding representation on our Board of Directors. The terms of the three agreements were reached as a universal settlement of the issues presented by the two shareholder groups, and were not intended to cause the shareholders to be considered a “group” for Federal securities law purposes, other than to the extent such shareholders consider themselves to be a group or factual circumstances dictate.

We entered into an agreement (the “Greenway Agreement”) with SRB Management, BD Media, Greenway QP, Greenway Opportunity, L.P., BCA, Steven R. Becker (“Becker”) and Matthew A. Drapkin (“Drapkin”). SRB Management, BD Media, Greenway QP, Greenway Opportunity, L.P., BCA, Becker and Drapkin are collectively referred to in the Greenway Agreement as the “Drapkin Group.”

We also entered into an agreement (the “Kleinheinz Agreement”) with Kleinheinz Capital Partners, Inc. (“KCP Inc.”), Kleinheinz Capital Partners LDC (“KCP LDC”), Global Undervalued Securities Fund, L.P. (“Global L.P.”), Global Undervalued Securities Fund (QP), L.P. (“Global (QP)”), Global Undervalued Securities Fund Ltd. (“Global Ltd.”), Global Undervalued Securities Master Fund, L.P. (“Global Master”) and John B. Kleinheinz (“Kleinheinz”). KCP Inc., KCP LDC, Global L.P., Global (QP), Global Ltd., Global Master and Kleinheinz are collectively referred to in the Kleinheinz Agreement as the “Kleinheinz Group.”

We also entered into an agreement (the “Simcoe Agreement”) with Simcoe, Simcoe Opportunity, Simcoe Service, Simcoe Management and Jeffrey Jacobowitz (“Jacobowitz”). Simcoe, Simcoe Opportunity, Simcoe Service, Simcoe Management and Jacobowitz are collectively referred to in the Simcoe Agreement as the “Simcoe Group.”

The Greenway Agreement, the Kleinheinz Agreement and the Simcoe Agreement are collectively referred to as the “Agreements.”

As a result of the Agreements, the Board of Directors of Alloy was increased in size from eight to nine directors, Mr. Jeffrey Hollender resigned as a director and the committees on which he served, and the remaining directors otherwise took action to realign the directors among the classes of directors. Messrs. Drapkin and Jacobowitz were then appointed to the Board of Directors to fill the vacancies created, as members of the class of directors scheduled to be next elected at the 2012 Annual Meeting of the Company’s shareholders (the “2012 Annual Meeting”). Mr. Drapkin was appointed to serve as a member of the Compensation Committee and the Corporate Governance and the Nominating Committee (the “Nominating Committee”), and Mr. Jacobowitz was appointed to serve as a member of the Audit Committee. The Drapkin Agreement provides that Mr. Drapkin will serve as a member of the Compensation Committee and the Nominating Committee so long as he continues to be a director. The Jacobowitz Agreement provides that Mr. Jacobowitz will serve as a member of the Audit Committee so long as he continues to be a director. The Agreements further provide that within the one year period following the 2010 Annual Meeting, the Drapkin Group and us will agree on a qualified, independent and experienced executive with a strong media background to be appointed by the Board of Directors to be a tenth member of the Board (the “Additional Director”) in the class of directors scheduled to be next elected at the 2012 Annual Meeting, and in connection therewith, to increase the size of the Board from nine to ten directors. No other increase in the size of the Board of Directors is allowed prior to conclusion of the 2012 Annual Meeting.

Under the Agreements, each member of the Drapkin Group, Kleinheinz Group and Simcoe Group will cause all their shares of common stock owned by them to be present at each of the 2010 and 2011 Annual Meetings and to be voted in favor of the nominees for directors as recommended by the Alloy Board of Directors. The Agreements also contain certain restrictions on each of the members of the Drapkin Group, Kleinheinz Group and Simcoe Group, which generally terminate on the earlier of the date on which the Corporate Governance and Nominating Committee notifies Messrs. Drapkin, Kleinheinz or Jacobowitz that it has not resolved to nominate Messrs. Jacobowitz or Drapkin or the Additional Director, as applicable, for election to the Alloy Board of Directors at the 2012 Annual Meeting, the date of the 2012 Annual Meeting, or such date, if any, as the Company has materially breached certain obligations under the Agreements. During the period for which the restrictions apply, each member of the Drapkin Group, Kleinheinz Group and Simcoe Group is restricted as shareholders, subject to certain limitations, from activities as shareholders with respect to (i) the influencing or controlling of company governance or policies, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) taking certain actions or engaging in certain activities in connection with any acquisition of any material assets or businesses of the Company or any business combination or other extraordinary transaction involving or with respect to the Company or any of its subsidiaries; (iii) participating in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, other than as members of the Drapkin Group, Kleinheinz Group or Simcoe Group, as applicable, or any group deemed to arise from each of the Agreements; and (iv) publicly disparaging of any member of the Board of Directors or management of the Company.

Messrs. Drapkin and Jacobowitz are to receive the same compensation and reimbursement of expenses as are payable to our other non-employee directors.

The Agreements were filed with the SEC on April 1, 2010 as exhibits of the Company’s Current Report on Form 8-K. The statements above are qualified in their entirety by the text of the Agreements, which are incorporated herein by reference.

Nominations of Directors

On April 15, 2010, the Board nominated James K. Johnson, Jr., Anthony N. Fiore and Samuel A. Gradess for election at the Annual Meeting for a term of three years to serve until the 2013 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Certain information about our directors and director nominees as of May 24, 2010, including their positions on standing committees of the Board of Directors, is set forth below:

Name of Director	Age	Audit	Compensation	Administration	Corporate Governance & Nominating
Outside Directors
Peter M. Graham(1)	55	Chair	Chair	—	Member
Edward A. Monnier(2)	46	—	Member	—	Chair
Anthony N. Fiore(3)	68	Member	Member	—	—
Richard E. Perlman(4)	63	Member	—	—	—
Samuel A. Gradess(5)	44	Member	—	—	—
Matthew A. Drapkin(6)	37	—	Member	—	Member
Jeffrey Jacobowitz(7)	40	Member	—	—	—
Employee Directors
Matthew C. Diamond(8)	41	—	—	Member	—
James K. Johnson, Jr.(9)	43	—	—	Member	—
Number of Meetings in Fiscal 2009		6	3	0	1
Number of Actions By Unanimous Written Consent		0	2	6	0

(1)	Peter M. Graham has served as one of our directors since November 1998. From 1994 through December 2004, he held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham serves as Chairman of the Board of Seventh Generation, Inc., a privately held consumer products company. Mr. Graham has also been designated as the lead independent director. The Nominating Committee believes that Mr. Graham’s experience within the investment banking industry and business enterprises provides him with unique insights that are valuable to the Company and contributing to its financial guidance.
(2)	Edward A. Monnier has served as one of our directors since March 2001. Mr. Monnier has been principal of Corridor Capital, a private equity firm, since its inception in 2005 and is currently its managing director. Previously, Mr. Monnier held various positions with Liberty Media Corporation subsidiaries from October 1999 until November 2004, including Vice President of Corporate Development & Strategy with Liberty Broadband Interactive Television, a wholly owned subsidiary of Liberty Media Corporation. From June 1997 until October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989, and a MBA from the Wharton School of Business at the University of Pennsylvania in 1996. The Nominating Committee believes that Mr. Monnier’s experience within the media industry segment, as well as his experience as a private equity strategic investor, provides the Company with valuable expertise in its acquisition and divestment of properties and business direction.
(3)	Anthony N. Fiore joined our Board of Directors in June 2004. Mr. Fiore was one of the founders of MarketSource Corporation, a leading marketing services company that developed and implemented award-winning programs in high schools, universities and major retail venues. He was the Executive Vice President in charge of strategic planning, sales and marketing from January 1999 through August 2004. Mr. Fiore retired from MarketSource in August 2004 after 24 years of service. He also was a board member of the Promotion Marketing Association and held executive marketing positions with Warner Lambert and American Express. Mr. Fiore holds a B.S. from Wagner College and a MBA in Finance from Pace University. The Nominating Committee believes that Mr. Fiore’s involvement in businesses and marketing experience provides the Company with valuable expertise in some of its core business segments and contributes to the development of its strategic approaches.
(4)

Richard E. Perlman has served as a director since September 2006. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its chairman and President since its inception in May 1995.Mr. Perlman is Co-Chairman of the Board and Co-Chief Executive of Examworks, Inc., which serves the legal and insurance industry with its panel of medical experts for trial testimony, physical examinations and file review. From October 2003 until its acquisition by Middleby Corporation in January 2009, Mr. Perlman was chairman of TurboChef Technologies, Inc. He was formerly chairman of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. From January 1998 to March 2001, he served as chairman and treasurer of AMICAS, Inc. (formerly VitalWorks, Inc.). Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business. The Nominating Committee believes that Mr. Perlman’s experience as a merchant banker and financial advisor and his work with smaller public and private companies provides expertise to management in respect of the financial development and aspects of business operations as a public Company that are important to the development and operations of the Company.

(5)	Samuel A. Gradess joined us in July 1996 and has been a director since that time. He was appointed Secretary and Director of Finance and Administration of Alloy in January 1997. Mr. Gradess served as our Chief Financial Officer from January 1999 through August 2004 and as our Executive Vice President from August 2004 through January 2006. Mr. Gradess is currently a principal of New York Livery Leasing, Inc., a specialized automobile finance company. Prior to joining Alloy, from 1987 to 1997, Mr. Gradess was an executive in the Credit Department of Goldman, Sachs & Co., an investment bank. Mr. Gradess received his B.A. in Economics from the University of Virginia in 1987. The Nominating Committee believes that Mr. Gradess’ prior experience with the Company as its chief finance officer, as well as his financial background with Goldman, Sachs & Co., provides continuum to the management of the Company and financial expertise for its operations.
(6)	Matthew A. Drapkin joined us in April 2010 as a director. Mr. Drapkin has been a partner at Greenway Capital since December 2009. Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities. Prior to MacAndrews, Mr. Drapkin was the general manager of several Condé Nast interest sites and an investment banker at Goldman Sachs. Mr. Drapkin is also a director of Plato Learning, Inc., and Glu Mobile, Inc., both publicly traded corporations. The Nominating Committee believes that, given Mr. Drapkin’s relationship with entities owning a significant percentage of Alloy common stock and his beneficial ownership of Alloy common stock, his membership on the Alloy Board of Directors is in the best interests of the Company’s shareholders.
(7)	Jeffrey Jacobowitz joined us in April 2010 as a director and is the founder and managing partner of Simcoe Partners, LP. Mr. Jacobowitz is also a Managing Director with Robotti & Company where since June 2002 he has served as an advisor to a number of investment management firms in the United States and Canada. From November 1999 to May 2002, Mr. Jacobowitz was an analyst with Naples, Florida based Private Capital Management. From September 1996 to November 1999, Mr. Jacobowitz was an analyst with Robotti & Company. Prior to that Mr. Jacobowitz was a Senior Accountant with Deloitte & Touche LLP. Mr. Jacobowitz is a graduate of the University of Maryland (UMBC) and is a Certified Public Accountant. Mr. Jacobowitz is also a director of Telular Corporation, a publicly traded company. The Nominating Committee believes that, given Mr. Jacobowitz’ relationship with entities owning a significant percentage of Alloy common stock and his beneficial ownership of Alloy common stock, his membership on the Alloy Board of Directors is in the best interests of the Company’s shareholders.
(8)	Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. Mr. Diamond received his B.A. in International Studies and Economics from the University of North Carolina at Chapel Hill in 1991 and his MBA from the Harvard Graduate School of Business in 1996. Mr. Diamond is also a director of Genesco, Inc., a publicly traded company. The Nominating Committee believes that it is important for Mr. Diamond, as a founder and the Chief Executive Officer, to be intimately involved in the highest management levels of the Company and his business experience with the Company is important to create and implement the business plan of the Company.
(9)	James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From August 2004 until March 2006, Mr. Johnson served as Alloy’s Chief Financial Officer. Mr. Johnson received his B.A. in History from Hamilton College in 1989. The Nominating Committee believes that it is important for Mr. Johnson, as a founder and the President and former Chief Financial Officer, to be intimately involved in the highest management levels of the Company and his business experience with the Company is important to create and implement the business plan of the Company.

Meetings of the Board of Directors and Committees

Meeting Attendance. During Fiscal 2009, there were five meetings of our Board of Directors. Also, during this period, the Board of Directors acted by unanimous written consent pursuant to Delaware law on three occasions. All of our directors attended, either in person or via telephone, at least 75% or more of the total number of meetings of the Board during Fiscal 2009. During Fiscal 2009, the various standing committees of the Board of Directors met a total of 10 times and acted by unanimous written consent eight times. All of our directors attended, either in person or via telephone, at least 75% of the committee meetings held during Fiscal 2009 on which such director served as a member. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management and offered valuable advice and suggestions on a broad range of corporate matters. Additionally, from time to time, the Board of Directors may establish special committees to consider specific matters, such as merger and acquisition activities or significant litigations. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our shareholders. All members of our Board of Directors attended our 2009 annual shareholder meeting, either in person or telephonically.

Audit Committee. The Audit Committee of our Board or Directors (the “Audit Committee”) met six times during Fiscal 2009. This committee currently has five members: Peter M. Graham (Chairman), Samuel A. Gradess, Anthony N. Fiore, Richard E. Perlman and Jeffery Jacobowitz. Mr. Jacobowitz joined the committee effective April 15, 2010. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accountants, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent registered public accountants and our accounting practices. The Audit Committee operates pursuant to a written charter, which charter is publicly available on our website (www.alloymarketing.com) in the corporate governance section of the Investor Relations pages.

All of the current members of the Audit Committee: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules; (2) have not participated in the preparation of the financial statements of Alloy or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Our Board of Directors has determined that our Audit Committee has at least one member who qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Board has designated Peter M. Graham, based upon his experience, training and education, as its audit committee financial expert by virtue of the fact that he has (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Board further determined that Mr. Graham is independent of management pursuant to applicable SEC rules and NASDAQ listing standards regarding the independence of board and audit committee members.

Compensation Committee. The Compensation Committee of our Board of Directors (the “Compensation Committee”) met three times during Fiscal 2009 and acted by unanimous written consent pursuant to Delaware law on two occasions during this period. This committee currently has four members: Peter M. Graham (Chairman), Anthony N. Fiore, Edward A. Monnier and Matthew A. Drapkin. Mr. Drapkin joined the committee effective April 15, 2010. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for our executive officers and administer our employee benefit and equity compensation plans. The Compensation Committee may, by resolution passed by a majority of its committee members, designate one or more subcommittees to carry out its functions with each subcommittee consisting of one or more members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, may exercise all the powers and authority of the Compensation Committee. The Compensation Committee follows certain processes and procedures considering and determining executive and director compensation. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for more information about Fiscal 2009 executive officer compensation.

All members of the Compensation Committee qualify as an “independent director” as that term is defined under NASDAQ rules.

The Compensation Committee operates pursuant to a written charter, which charter is publicly available on our website at www.alloymarketing.com in the corporate governance section of our Investor Relations pages. Pursuant to the charter, if all of the members of our Compensation Committee do not qualify as “non-employee”

directors as such term is defined by Rule 16b-3(b)(3) of the Exchange Act, then grants of options and restricted stock to our executive officers and directors shall be made by the full Board of Directors or a sub-committee of the Compensation Committee comprised of at least two members who qualify as “non-employee” directors.

Administration Committee. The Administration Committee of our Board of Directors (the “Administration Committee”) did not meet during Fiscal 2009 and acted by unanimous written consent pursuant to Delaware law on six occasions during this period. During Fiscal 2009, the Committee had two members, Matthew C. Diamond and James K. Johnson, Jr., each of whom served as an executive officer of the Company during said year. The Compensation Committee has delegated authority to the Administration Committee to make option grants subject to certain thresholds, except for grants to executive officers and directors. During Fiscal 2009, any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors required the approval of the Compensation Committee if the grant: (i) was for more than 6,250 shares to any single grantee; (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 100,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter; or (iii) was to an executive officer or director of the Company. Also, the Board of Directors delegated authority to the Administration Committee to approve acquisitions involving up to an aggregate of $10,000,000 of acquisition consideration within any three-month period, which threshold was reduced to $1,000,000 in April 2010.

Corporate Governance and Nominating Committee. The Nominating Committee met once during Fiscal 2009. Our Nominating Committee is comprised of Peter M. Graham, Edward A. Monnier and Matthew A. Drapkin, all of whom have been found by the Board of Directors to be an “independent director” as that term is defined under NASDAQ rules. Mr. Drapkin joined the committee effective April 15, 2010. Mr. Monnier has been designated Chairman of the Nominating Committee, which operates pursuant to a written charter that outlines the Board’s policies regarding the consideration of director candidates recommended by shareholders and director candidate qualifications. This charter is publicly available on our website at www.alloymarketing.com in the corporate governance section of our Investor Relations pages.

The Nominating Committee is responsible for, among other things: (i) reviewing the appropriate size, function and needs of the Board of Directors; (ii) developing the Board of Director’s policy regarding tenure and retirement of directors; (iii) establishing criteria for evaluating and selecting new members of the Board of Directors, subject to Board of Directors approval thereof; (iv) identifying and recommending to the Board of Directors for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board of Directors; (v) overseeing the evaluation of management and the Board of Directors; and (vi) monitoring and making recommendations to the Board of Directors on matters relating to corporate governance. Although the Nominating Committee has no policy regarding diversity in its selection of nominees, for all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the shareholder interests. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources.

If a shareholder wishes to propose a candidate for consideration as a nominee by the Nominating Committee, the recommending shareholder or group of shareholders should follow the procedures set forth in the Nominating Committee charter and deliver such recommendations to:

The Corporate Governance and Nominating Committee

Alloy, Inc.

151 West 26th Street

New York, NY 10001.

Attn: Corporate Secretary

A shareholder may also submit a director nominee for consideration pursuant to the procedures set forth in our bylaws.

Compensation Committee Interlocks and Insider Participation. Peter M. Graham, Anthony N. Fiore, Edward A. Monnier and Matthew A. Drapkin constitute our Compensation Committee, with Mr. Graham serving as the committee chairman. Each of Messrs. Graham, Fiore and Monnier served on the committee during Fiscal 2009 and Mr. Drapkin joined the committee effective April 15, 2010. None of them has ever been an employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors and the constituent documents of the Company do not have any requirement for the separation of the roles of the Chief Executive Officer and the Chairman of the Board. The Board of Directors currently believes that having the two positions undertaken by the same person is in the best interests of the Company and the shareholders. This structure currently makes extensive use of the Chief Executive Officer’s knowledge of and business experience with the Company in the context of Board of Director deliberations and fosters prompt and full communication between management and the Board of Directors. Notwithstanding this determination, the Board of Directors, from time to time, will evaluate the fact that the two positions are held by one person, and may recommend and take action to provide for a division the positions so that the Chairman of the Board of Directors position is held by an independent director. Such a decision would be based on the need for separate oversight of the Company and its business activities and the need for independently established agendas and the priorities and procedures of the Board of Directors, none of which are determined necessary at this time.

Notwithstanding the fact that the Chief Executive Officer and Chairman of the Board are the same person, the Board of Directors has designated Mr. Peter Graham as the Company’s lead independent director. The role of the lead independent is primarily to function as the chairman when the independent directors act in break out sessions. This role, however, is significant in the context of the overall Board of Director structure because it solidifies the function and provides for a specific voice of the independent directors within the overall board. As the independent members of the Board of Directors meet regularly, they are able to evaluate aspects of the business separately from the management directors and then comment upon and influence corporate policy and actions through the larger board. The Board of Directors believes that this functionality is important in reflecting the interests of the shareholders apart from the interests of management.

The Company deploys a risk management system where the Chief Executive Officer and President review and assess the risks that face the business from time to time with senior management, including the Chief Financial Officer, Chief Technical Officer and Chief Legal Officer. Material risks are identified and prioritized, and where appropriate referred to the Board of Directors or the appropriate committee thereof. For example, strategic risks may be referred to the full Board of Directors while financial risks may be referred to the Audit Committee. The Board of Directors, generally through the Audit Committee and in connection with its discussions with the independent auditors of the Company, reviews information regarding the credit, liquidity and operations of the Company and the various risks associated with the different aspects of these operational elements. Additionally, the Compensation Committee reviews from time to time the most important risks to the Company that may be encouraged by the compensation structure so as to minimize excessive risk taking by senior management and other strategically important employees.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct, applicable to all employees, as well a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officers and senior financial officers, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Technology Officer, and others performing similar functions. The Code of Ethics and the Code of Business Conduct each are publicly available on our website at www.alloymarketing.com in the corporate governance section of the Investor Relations pages. If we make substantive amendments to the Code of Ethics or the provisions of the Code of Business Conduct that are applicable to our principal executive or financial officers, or grant any waiver, including any implicit waiver of any provision of the codes as applicable to our principal executive or financial officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the NASDAQ rules.

Communicating with Our Directors

We have adopted a policy regarding shareholder communications with directors. Our current policy is that members of our Board of Directors are asked to not respond to any communications received directly from shareholders. Rather, shareholders who seek to communicate directly with members of our Board of Directors are to submit their inquiries to Joseph D. Frehe, Chief Financial Officer, in writing to: Alloy Inc., 151 W. 26th Street, New York, New York 10001; by telephone at 212-329-8347; or by email at jfrehe@alloy.com. Mr. Frehe may involve other members of Company’s management or the Board of Directors as he deems appropriate in responding to any communications from the Company’s shareholders. Ordinary course analysts and other presentations conducted by authorized Company officials, including investor presentations and quarterly earnings releases, are excepted from the foregoing policy.

Executive Officers

The following table sets forth certain information regarding our executive officers as of May 28, 2010:

Name	Age	Position
Robert L. Bell(1)	60	Chief Technology Officer
Gina R. DiGioia(2)	39	Chief Legal Officer and Corporate Secretary
Joseph D. Frehe(3)	44	Chief Financial Officer

(1)	Robert L. Bell joined us in July 2000 as Chief Technology Officer. From 1998 through 2000, Mr. Bell served as Vice President of Customer Development at Edifice Information Management Systems. Mr. Bell received a B.S. from Denison University in Granville, Ohio in 1971 and a MS-AP from the Stevens Institute of Technology in 1978.
(2)	Gina R. DiGioia joined us in April 2001 as the Company’s Vice-President, General Counsel. In 2004, she was recognized by the Board of Directors as our Chief Legal Officer and was appointed as the Corporate Secretary. From 1997 to 2001, Ms. DiGioia was a senior associate of the law firm Grant, Herrmann, Schwartz & Klinger, LLP. She received a B.A. in International Studies from American University in 1991 and a J.D. from the State University of New York at Buffalo School of Law in 1996.
(3)	Joseph D. Frehe joined us in March 2000 and has held various finance positions during his tenure with the Company, including Director of Financial Integration, Assistant Controller, Vice President—Finance, and Senior Vice President of Finance. In July 2007 he was promoted to Chief Financial Officer. Prior to joining the Company, Mr. Frehe held corporate finance and controllership positions at Trans Union LLC, a credit reporting company, from 1988 to 1999. He received a B.S. in accounting from the University of Illinois in 1987 and is a member of the Illinois CPA Society.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

We embrace an entrepreneurial philosophy in determining our compensation programs, at all levels. At both the executive and senior management levels and throughout our business, a variety of factors are considered in setting salaries and bonus amounts. The various factors considered depend on the employee level within our enterprise. For example, for executive and senior management, consideration will include evaluation of our financial performance, such as adjusted EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), year-over-year adjusted EBITDA improvement, free cash flow, net income, new product offerings as well as each person’s personal contributions toward those performance results. In evaluating performance for our executive officers, primary weight is given to our adjusted EBITDA and year-over-year adjusted EBITDA improvement. For senior management and other employee levels, a particular business unit’s performance, and personal contributions are significant factors in determining compensation. We believe emphasizing such profit-related goals as a basis for compensation aligns the interests of our executive officers and employees with those of our shareholders, as performance is evaluated in the framework of a strategic financial measurement that draws a parallel to long-term shareholder value.

The compensation packages for each of our executive officers typically include both cash payments, in the form of salary and bonus, and equity-based grants, in the form of stock options and/or restricted stock. This combination of compensation elements is designed to reward recent results and motivate long-term performance. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executives to increase shareholder value and retain them on a cost-effective and productive basis.

Executive Officer Compensation Objectives

The Compensation Committee has primary responsibility for compensation matters relating to our five named executive officers identified in the Summary Compensation Table of this Proxy Statement. To further the entrepreneurial philosophy described above, the Compensation Committee has designed the compensation programs for our executive officers with three primary objectives, namely (i) to reward performance, (ii) to align the executives’ interests with those of our shareholders and (iii) to encourage our executives to remain in our employ.

•

Performance Objective. Toward our performance objective, we consider our overall financial and operational performance and each executive’s contributions to that performance, subject to specific measurements or goals that may be set forth for the executive, if any. The elements of our compensation program that help us achieve this objective are cash bonuses and equity based compensation in the form of restricted stock and stock options. The cash component serves as an immediate recognition of the executive’s performance while the equity based portion is designed as a long-term shareholder value creation incentive to create shareholder value.

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Alliance Objective. In furtherance of our alliance objective, stock options and time-based vesting restricted stock we issue to executive officers are typically subject to a three year vesting schedule. Stock options have value solely to the extent the price of our stock on the date of exercise exceeds the exercise price of the stock option. Since all stock options are granted with a fair market value exercise price, stock option grants amount to an effective compensation element only if the value of our stock increases over the term of the grant. Furthermore, the vesting dates of shares of restricted stock we issue are generally linked to continued employment. However, some of the shares of restricted stock we issue to our Chief Executive Officer and Chief Operating Officer begin to vest only when our stock trades above an established premium, typically 20% of the price of the common stock on the award date, and then vests based on their continued employment with us. If such stock does not trade above this premium, it is of no value to the executive. We believe that stock option and restricted stock grants are effective in aligning shareholder and executive interests as their value is directly tied to the value of our stock. The executive holding the stock options and/or restricted stock shares a downside risk or upside benefit with our shareholders.

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Retention Objective: Toward our retention objective, we consider the competitive nature of the marketplace for skilled senior executives in our industry and geographic location (specifically, New York City) and the increased number of media and marketing companies offering the same or similar services. We attempt to design our compensation programs so that they serve as a deterrent to an executive officer in terminating employment with us. The elements of our compensation program that help us achieve this objective are annual cash bonus and stock based compensation subject to vesting schedules. Cash serves to immediately recognize the individual executive’s contribution over the past year, while the stock based compensation is designed to motivate the executive to remain with us, as vesting is linked to continued employment or our common stock trading at a certain price.

Implementing our Objectives

The Alloy, Inc. Executive Officer Incentive Compensation Plan (the “Compensation Plan”), which was approved by our shareholders in July 2008, is consistent with our compensation philosophy in that, among other things, it outlines various factors to be considered by the Compensation Committee in determining our cash and equity bonuses for executive officers designated to participate in such Compensation Plan. The Compensation Plan specifically provides that awards of bonuses are to be based on one or more of the following performance goals: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin, (v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction, (x) earnings, (xi) debt management, (xii) free cash flow, or (xiii) objective personal improvement. Also, pursuant to the Compensation Plan, the Compensation Committee may establish other goals to measure performance, including the typical objective criteria set forth on Schedule A of the Compensation Plan, which includes financial performance metrics, such as EBITDA and year over year EBITDA improvement; operational performance metrics, such as costs reductions and margin increases, and individual executive performance metrics, such as management efficiency and pursuit of new business activities. Each year the Compensation Committee evaluates the attainment of the goals set for each executive to determine the amount of bonus compensation payable, if any. The Compensation Plan also was designed so that payments made under the plan would comply with Section 162(m)of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) as discussed in the “Taxation and Accounting Compensation Considerations” section of this “Compensation Discussion and Analysis”.

For bonuses issued for Fiscal 2009 services, only payments to our Chief Executive Officer and Chief Operating Officer were made under the Compensation Plan. Although similar performance goals may have used to determine Fiscal 2009 bonus amounts paid to other executive officers, such bonuses are considered by us to be discretionary. More specifically, the Chief Executive Officer and Chief Operating Officer were the only executives of the Company that: (i) were a party to an employment agreement providing for bonus target and maximum amounts; and (ii) were designated for participation in the Compensation Plan.

We do not consider existing ownership levels as a factor in equity grant determination, other than assuring that we do not exceed the maximum grant thresholds contained in our equity plans, if any. However, the Compensation Committee recognizes the importance of awarding equity to make sure our executive officers’ interests are aligned with those of our shareholders.

We consider competitive market compensation paid by other companies when setting our executive compensation, particularly with respect to that for our Chief Executive Officer and Chief Operating Officer. However, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on such data to determine executive compensation. The Compensation Committee may draw upon its general knowledge and understanding of what executive officers at other companies earn and elements of payment thereof, as well as general industry trends.

Our Compensation Committee evaluates the compensation packages of our Chief Executive Officer and Chief Operating Officer in tandem, as both were part of our founding in 1996 and are considered integral to our continued success. Nevertheless, the Compensation Committee establishes individual performance goals, with particular consideration as to each of their respective roles, responsibilities and contribution to our overall success. The Compensation Committee evaluates each of the other executive officers individually. For all executive officers, the Compensation Committee believes the amount of compensation should reflect performance against established goals, which include the components set forth in our Compensation Plan discussed above, that are based on key Company financial and operational measurements and take into account each officer’s individual contribution to that goal as well as his or her respective individual accomplishments.

After the close of each fiscal year, the Compensation Committee meets to determine bonuses payable for services rendered during such closed fiscal year and to set performance goals for the then current year. In making its bonus determinations, the Compensation Committee typically solicits information from our Chief Executive Officer and Chief Operating Officer regarding all executive officer compensation packages, including their own. As part of this process, the Compensation Committee conducts evaluations for each executive officer. The Compensation Committee determines if the executive officers met the established performance goals and, if so, indicates this to the full Board of Directors. In determining the amount of each compensation element payable to our executive officers, the Compensation Committee does not adhere to a strict formula for the amount of each compensation element. Rather it makes a point to incorporate flexibility into our compensation programs as it believes flexibility is particularly important in to attract and retain executives in highly competitive, rapidly changing markets.

The Compensation Committee convened in March 2010 to discuss bonuses payable to executive officers for services rendered during Fiscal 2009 and followed the processes outlined above. The Compensation Committee solicited information from and engaged in discussions with our Chief Executive Officer and our Chief Operating Officer regarding Fiscal 2009 performance of our Chief Financial Officer, Chief Legal Officer and Chief Technology Officer, and appropriate cash bonuses and equity awards to be granted, if any. The Compensation Committee also discussed with our Chief Executive Officer and Chief Operating Officer the attainment of their performance objectives as established under the Compensation Plan and the bonus amounts to be considered for Fiscal 2009 performance. The Compensation Committee considered the limitations of the Amended and Restated 2007 Alloy, Inc. Employee, Director, and Consultant Stock Incentive Plan (the “2007 Plan”). The Compensation Committee approved cash bonuses and equity grant awards for certain of our executive officers for services performed during Fiscal 2009. Please refer to “Fiscal 2009 Executive Officer Compensation for Fiscal 2009 Services”, “Chief Executive Officer and Chief Operating Officer Compensation”, “Chief Financial Officer Compensation”, “Chief Technology Officer Compensation”, and “Chief Legal Officer Compensation” sections of this “Compensation Discussion and Analysis” for more detailed information. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion and Analysis section of our Form 10-K for Fiscal 2009 filed with the SEC on April 12, 2010.

As required by the NASDAQ listing rules, the Compensation Committee conducted discussions with respect to our Chief Executive Officer’s compensation without him present. The Compensation Committee also conducted its discussions with respect to the compensation of each of the other executive officers without such executives being present. We believe that compensation of all of our executive officers is consistent with our compensation philosophy and objectives.

Consultants and Peer Group Benchmarking

The Compensation Committee did not retain a compensation consultant during Fiscal 2009 in connection with executive officer compensation. However, the Compensation Committee did consult with Towers Perrin (“Towers Perrin”), a compensation consulting firm, during Fiscal 2009 regarding the amendment and restatement of the 2007 Plan, which the Company’s shareholders approved at the 2009 Annual Meeting.

The Compensation Committee does not attempt to set compensation components to meet specific benchmarks, such as ensuring salaries are as of a certain level or that equity compensation meets a particular percentile. Moreover, the Compensation Committee considers dependence on benchmarking contrary to shareholder interests, as it can result in compensation that is unrelated to actual value delivered by the executive officers. The Compensation Committee does consider compensation programs of other companies (learned from publicly available SEC filings and similar sources, as well as general knowledge) to make certain that the Company’s executive compensation is in a reasonably competitive range.

Elements Used to Achieve Compensation Objectives

Our executive officer compensation packages typically consist of three components: base salary; cash bonus; and equity-based compensation in the form of stock options and restricted stock. The Compensation Committee recognizes that annual base salaries and cash bonuses the Company pays to our executive officer may be below market averages and places a greater emphasis on the importance of issuing equity grants, particularly to our Chief Executive Officer and Chief Operating Officer.

Annual Cash Compensation.

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Base Salaries. Base salaries are set at commencement of employment, taking into consideration the person’s position with us and the expertise that they bring to that position. Executive officer salaries are not automatically increased if the Compensation Committee believes other elements of compensation are more appropriate in light of our philosophy and stated objectives. The Compensation Committee determined this to be the case in reviewing Fiscal 2009 compensation and none of the annual base salaries of our executive officers were increased for Fiscal 2010.

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Cash Bonuses. Annual cash bonuses are generally granted to each executive officer. Cash bonuses for our Chief Executive Officer and Chief Operating Officer are determined in accordance with the Compensation Plan and their employment agreements. Cash bonuses to our other executive officers are discretionary, although similar performance objectives and goals are used in determining the amounts of such cash bonuses.

Equity-Based Compensation. We make an initial equity grant to our executive officers at the commencement of their employment with us, with the value of the grant depending upon the executive’s position and prior level of experience. We also make annual equity grants of stock options and/or restricted stock in order to retain, motivate, and align the interests of our executive officers with shareholders. Because the shares have a defined value at the time the restricted stock grants are made, restricted stock grants are often perceived as having more immediate value to our executives than stock options, as stock options are issued with an exercise price equal to the current market price of our common stock, resulting in the perception that there is only a potential future value associated with the option grant. Only time-based vesting grants were awarded to our executive officers for Fiscal 2009 services, other than our Chief Executive Officer and Chief Operating Officer, who also received equity awards consisting of stock options and market-condition vesting restricted stock.

Equity Grant Practices

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Options: All options are deemed granted when approved and are granted with an exercise price equal to our closing price reported on the NASDAQ Global Market on the date of grant. Also, as part of our equity grant practices, grants of options to executive officers are typically subject to vesting schedules of three years, although in some instances such schedules have been longer. Vesting dates of options issued to executive officers in connection with year-end evaluations are March 30th in subsequent years after the grant.

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Restricted Stock: We have a policy regarding restricted stock grants issued to executive officers as part of annual reviews, whereby the Compensation Committee determines the dollar value of such bonus, with the actual number of shares of restricted stock issuable based on the closing price of our common stock as of March 30th (or if not a business day, the closing price of the immediately preceding business day). For example, if the Board of Directors determines that an executive officer was deserving of $10,000 in restricted stock for Fiscal 2009 services, this would result in the issuance of 1,208 shares, which results from the division of such dollar amount ($10,000) by our March 30, 2010 closing price of $8.28. Also, as part of our equity grant practices, grants of time-based vesting restricted stock are typically subject to three year vesting schedules, although in some instances such schedules have been longer. Vesting dates of restricted stock issued in connection with year-end reviews are March 30th in subsequent years after the grant, except with respect to market-condition vesting restricted stock, as such shares vest only if the threshold market conditions have been attained.

Other Compensation. We provide our executive officers with employee benefits that are available to all of our full-time employees, such as health insurance, paid personal time off and matching 401(k) contributions. Our matching 401(k) contributions began during the first quarter of the fiscal year ended January 31, 2008 (“Fiscal 2007”) and are available to employees over the age of 21 who have completed 1,000 hours of work during twelve months of consecutive employment with us. Our current match is 20% of the amount deferred by the employee, with a maximum match of the employee’s contribution up to 3% of eligible compensation. 100% of the match amount is vested after four years of consecutive employment.

Deferred Compensation. During Fiscal 2009, we offered a deferred compensation arrangement to Robert L. Bell, our Chief Technology Officer. At Mr. Bell’s election, we deferred payment of a portion of Mr. Bell’s annual salary and use this deferred amount to pay the premiums on certain life insurance policies for his benefit. This deferred compensation arrangement was terminated in December 2009.

Compensation Risk

The Compensation Committee evaluates whether or not the compensation methods and objectives encourages or results in the likelihood that there will be a material adverse effect on the Company. The Compensation Committee has concluded that the compensation polices of the Company do not motivate imprudent risk taking and overall is a balanced pay and performance reward program. This evaluation is based on the fact that compensation for our Chief Executive Officer and Chief Operating Officer is governed by employment agreements and for other executive officers and employees arrangements that reflect reward under balanced performance metrics. Moreover, the business sectors in which the Company operates are not oriented towards high risk products or high risk results of operations, rather success in operations results in measured revenue and profit. Bonus amounts payable to employees are generally dependent upon what, if any, profit the business unit of that particular employee generated. Additionally, there is a substantial equity component to the compensation for most senior management members and executive officers. Accordingly, most employees’ compensation is aligned with Company objectives and shareholder interest.

Executive Officer Compensation for Fiscal 2009 Services

The Compensation Committee did not increase the annual base salaries for any of our executive officers for Fiscal 2009 services. The Compensation Committee thought it was more appropriate to reward Fiscal 2009 performance through bonus compensation and equity awards, as compared with annual salary increases.

Chief Executive Officer and Chief Operating Officer Compensation

The Compensation Committee in its evaluation of the Company’s Chief Executive Officer, Matthew C. Diamond, and the Company’s Chief Operating Officer, James K. Johnson, Jr., considered the Company’s overall Fiscal 2009 financial performance as well as the goals set for each individual executive officer. Such performance criteria included:

Financial Performance of the Company

•	year-over-year adjusted EBITDA improvement; and
•	free cash flow.

Operational Performance

•	achievement of specific operational goals;
•	improved productivity;
•	reduction of costs; and
•	increased margins.

Individual Performance of the Executive

•	management efficiency;
•	developing and maintaining the skills necessary to work in a high-growth company;
•	recognizing and pursuing new business opportunities;
•	initiating and implementing programs to enhance our growth and success;
•	leadership capabilities, such as the ability to motivate others and build a strong management team; and
•	demonstration of Company values in an effort to promote a culture of excellence and integrity.

Strategic Company Objectives and Activities

•	acquisitions, dispositions or joint ventures and expansion.

The Compensation Committee concluded that Messrs. Diamond and Johnson on balance met the performance objectives set for each of them. With respect to the Company’s overall financial and operational performance, the Compensation Committee gave particular consideration to the fact that the Company’s Fiscal 2009 adjusted EBITDA equaled approximately 95% of both the forecasted Fiscal 2009 adjusted EBITDA budget and the actual Adjusted EBITDA generated during the fiscal year ended January 31, 2009 (“Fiscal 2008”). The Compensation Committee also gave particular consideration to the improved financial performance of our Media segment business and its continuing growth trend, as evidenced by a 36% year over year adjusted EBITDA improvement in this segment, from $11.8 million in Fiscal 2008 to $16.1 million in Fiscal 2009.

Other factors considered by the Compensation Committee which relate more to contributions and performance in taking action toward implementing long-term and short-term strategic goals designed to improve our financial performance and create shareholder value, include without limitation:

•	expanded offering of digital media properties, including expansion of our interactive advertising network;

•	increased marketplace recognition of the Alloy brand, such as the increased creative presence of our online and offline media properties;

•	share repurchase program resulting in the repurchase of approximately 1.2 million shares during Fiscal 2009 while maintaining a conservative cash balance; and

•	closing Fiscal 2009 with approximately $26 million in cash and no debt.

After evaluation of the performance goals, the Compensation Committee considered the employment agreements with each of Messrs. Diamond and Johnson. Both provide for a cash bonus of an amount not less than 75% and a maximum of 150% of their current base salaries and a long term equity bonus not less than 200% and a maximum of 300% of their current base salaries, with such long term equity consisting of both stock options and time-based vesting and market-condition vesting restricted stock in the increments set forth in their employment agreements.

In determining the bonus amounts payable to each of the Company’s Chief Executive Officer and Chief Operating Officer, the Compensation Committee evaluated the actual Fiscal 2009 adjusted EBITDA against both the actual Fiscal 2008 adjusted EBITDA and budgeted Fiscal 2009 adjusted EBITDA. A comparison of budgeted to actual results reflects expectations for which the Chief Executive Officer and Chief Operating Officer should be held accountable while the year over year comparison reflects the Company’s growth, trends and financial state. Actual Fiscal 2009 adjusted EBITDA was 95% of both the actual Fiscal 2008 Adjusted EBITDA and the budgeted Fiscal 2009 adjusted EBITDA.

In its quantitative analysis, the Compensation Committee begins with the assumption that the midpoint of the ranges set forth above is meeting established budget amounts and expectations, i.e.: $506,250, represents the midpoint for the cash bonus and $1,125,000 represents the midpoint for the equity bonus. Accordingly, given that Fiscal 2009 adjusted EBITDA was 95% of both Fiscal 2008 adjusted EBITDA and budgeted Fiscal 2009 budgeted adjusted EBITDA, the Compensation Committee determined that it was appropriate to issue a cash bonus of $482,531 (i.e. 95% x $506,250) and the long term equity incentive with a value of $1,072,293 (i.e. 95% x $1,125,000).

Consistent with their employment agreements, the Compensation Committee recommended the issuance to Messrs. Diamond and Johnson a long term equity grant with a value of $1,072,293, with such value to be allocated equally among time-based vesting restricted stock, market-condition restricted stock, and stock options. Accordingly, the following equity was issued to each of Messrs. Diamond and Johnson:

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43,168 shares of restricted stock subject to the terms of a restricted stock agreement between each of them and us, including our right of repurchase upon termination of their employment with us unless without “Cause” or resignation with “Good Reason” and which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2011, 2012 and 2013;

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45,942 shares of restricted stock to each of them which right of repurchase lapses when the average closing price of a share of our common stock exceeds $9.94, i.e.: 20% above the benchmark price of $8.28, the closing price of our common stock on March 30, 2010, provided that one-third of such shares shall vest no earlier than March 30, 2011, one-third shall vest no earlier than March 30, 2012 and the final one-third shall vest no earlier than March 30, 2013; and

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100,940 options to purchase shares of our common stock with an exercise price equal to the closing price of our common stock on the date grant with such options vesting equally over a three year period on each of March 20, 2011, 2012 and 2013.

Please refer to the “Executive Compensation” section of this Proxy Statement for definitions of “Cause” and “Good Reason”.

Chief Financial Officer Compensation

The Compensation Committee in its evaluation of our Chief Financial Officer, Joseph D. Frehe, considered the performance objectives set for him, which included the financial and operational goals of the Company set forth above in the Chief Executive Officer and Chief Operating Officer Compensation section as well as his personal objectives. More specifically, the Compensation Committee considered his role in important corporate business functions, such as cash management and projections and potential target business valuations; his effective management of key third party relationships, such as with our independent auditors; his effective role in overseeing our financial reporting processes and his positive contribution in important corporate initiatives, such as our common stock repurchase program.

The Compensation Committee determined that on balance Mr. Frehe met his Fiscal 2009 objectives. Accordingly, in recognition of his Fiscal 2009 performance, Mr. Frehe was awarded a cash bonus of $50,000 and 6,039 shares of restricted stock, which is subject to our right of repurchase lapsing equally over a three year period on each of March 30, 2011, 2012 and 2013 unless terminated without “Cause” or resignation with “Good Reason” after a “Change of Control” as outlined in an agreement between Mr. Frehe and us, with our right of repurchase lapsing equally over a three year period on each of March 30, 2011. The cash bonus and equity awards payable to Mr. Frehe each represents approximately 19%, of his annual base salary, with the aggregate value equaling about 39% of his annual base salary. Please refer to “Executive Compensation” section of this Proxy Statement for definitions of “Cause”, “Good Reason” and “Change of Control”.

Chief Technology Officer Compensation

The Compensation Committee in its evaluation of our Chief Technology Officer, Robert L. Bell considered the performance objectives set for him, which included the financial and operational goals set forth above in the Chief Executive Officer and Chief Operating Officer Compensation section as well as his personal objectives. More specifically, the Compensation Committee considered his role in light of the Company’s technology needs and overall management of the Company’s technology team, including his ability to manage significant technology vendor relationships which has resulted in lower Company costs.

Mr. Bell’s offer letter provides for an annual bonus of up to 30% of his annual base salary. The Compensation Committee considers such percentage to be outdated and no longer reflective of current market conditions or Mr. Bell’s current role as our Chief Technology Officer. Although the Compensation Committee determined that Mr. Bell met on balance the performance objectives set for him the previous year, it did not award to him any cash bonus or equity grants for services rendered by him during Fiscal 2009. This decision was primarily based on Mr. Bell’s current salary level and his contributions to Company business.

During Fiscal 2009, Mr. Bell’s salary was reduced from $402,000 to $337,000 as a result of Mr. Bell terminating the lease for his New York City apartment, the rental cost of which was included in his salary. The Compensation Committee did not increase the annual base salary for Mr. Bell for Fiscal 2010 services.

Chief Legal Officer Compensation

The Compensation Committee in its evaluation of our Chief Legal Officer, Gina R. DiGioia, considered the performance objectives set for her, which included the financial and operational goals of the Company set forth above in the Chief Executive Officer and Chief Operating Officer Compensation section as well as the personal objectives set for her. More specifically, the Compensation Committee considered Ms. DiGioia’s continued efforts in reducing legal related costs, effective management of the Company’s legal and business affairs, and her role in intracompany matters.

In determining the amount of bonus payable to Ms. DiGioia the Compensation Committee considered the terms of her offer letter which provides for an annual bonus of up to 25% of her annual base salary. However, the Compensation Committee considered such percentage to be outdated and no longer reflective of the market for an executive with Ms. DiGioia’s background and experience, as Ms. DiGioia’s offer letter had been executed approximately eight years prior to the Compensation Committee’s evaluation and it was not then Company practice to issue restricted stock as part of her annual bonus. The December 2007 amendment to her offer letter only addressed severance payable in the event she was terminated without “Cause” or resigned for “Good Reason” subsequent to a “Change of Control”.

The Compensation Committee determined that on balance Ms. DiGioia met her Fiscal 2009 objectives. Accordingly, in recognition of her Fiscal 2009 performance, Ms. DiGioia was awarded a cash bonus of $50,000 and 6,039 shares of restricted stock, which is subject to our right of repurchase upon termination of her employment unless terminated without “Cause” or resignation with “Good Reason” after a “Change of Control” as outlined in an agreement between Ms. DiGioia and us with such right of repurchase lapsing equally over a three year period on each of March 30, 2011, 2012 and 2013. The cash bonus and equity payable to Ms. DiGioia each represent about 22% of her annual base salary, totaling about 44% of her annual base salary.

Please refer to the “Executive Compensation” section of this Proxy Statement for definitions of “Cause”, “Good Reason” and “Change of Control”.

Employment and Severance Arrangements

We have employment agreements only with Matthew C. Diamond, our Chief Executive Officer, and James K. Johnson, Jr., our Chief Operating Officer. The Compensation Committee deems it appropriate to have employment agreements only with Messrs. Diamond and Johnson because they are the original founders of the

Company. The material terms of Mr. Diamond’s and Mr. Johnson’s employment agreements are discussed below in narrative following the Fiscal 2009 Grants of Plan-Based Awards table in the “Executive Compensation” section of this Proxy Statement.

The remaining executive officers, Robert L. Bell, our Chief Technology Officer, Joseph D. Frehe, our Chief Financial Officer, and Gina R. DiGioia, our Chief Legal Officer, are all at-will employees with whom we have executed offer letters. Effective December 6, 2007, the Company entered into a revision of the offer letter for each of Mr. Frehe and Ms. DiGioia. Each of Mr. Bell, Mr. Frehe and Ms. DiGioia is entitled to certain severance or accelerated vesting of certain equity-based grants based upon the occurrence of specific events which are discussed below in the “Executive Employment Arrangements” portion of the “Executive Compensation” section of this Proxy Statement.

We believe that our policies on employment, termination and change of control arrangements help retain our executives by subjecting them to forfeiture of significant elements of compensation that they have accrued over their careers with us, if they leave our employ absent a change of control, cause or good reason.

Taxation and Accounting Compensation Considerations

Section 162(m) of the Internal Revenue Code, places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the shareholders. To qualify as performance-based compensation, the amount of compensation must depend on such officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by the Company or its subsidiaries. All members of the Compensation Committee so qualify as outside directors under the IRS definition.

Executive officer salaries are not considered when calculating performance-based compensation. We anticipate that performance-based incentives granted under the Compensation Plan will be exempt from the Section 162(m) limit, because they will be paid based on predetermined goals established by the Compensation Committee. The Company intends that all bonus awards payable to executive officers whose compensation is expected to be above the $1,000,000 limit discussed above meet Code Section 162(m)’s requirements, as applicable, but deductibility under Code Section 162(m) may not always be available or determinative.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that does not comply with Section 409A. As we do not typically provide deferred compensation to our executive officers, such limitation we believe does not impact the structure of our officer compensation programs.

Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed certain levels specified in Section 280G. The executive officers could receive the amounts set forth in the section “Potential Payments Upon Termination or Change-In-Control” section elsewhere in this Proxy Statement as severance or change of control payments, but the Compensation Committee does not typically consider their potential impact in compensation program design.

The Compensation Committee also considers the accounting and cash flow implications of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the executive officers. Accounting regulations also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB Accounting Standards Codification 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”)). However, the Compensation Committee deems that the advantages of equity compensation, as discussed elsewhere in this “Compensation Discussion and Analysis”, counterbalance the non-cash accounting expense associated with such equity compensation.

Potential Impact on Compensation from Executive Misconduct

If the Board of Directors determines that an executive officer has breached one or more of our policies, including our Code of Business Conduct or Code of Ethics, or engaged in any activity unbecoming of an executive officer of a publicly traded company, the Board of Directors would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline could vary depending on the facts and circumstances, and may include, without limitation, termination of employment, initiating breach of fiduciary duty action, or if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or granted to the executive that is greater than would have been paid or granted if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

EXECUTIVE COMPENSATION

Summary Compensation Table

Amounts included in the table below represent the bonuses paid and fair value of equity grants awarded to each named executive during the corresponding fiscal year and do not reflect the cash bonus or equity earned for such year, if any. For example, the $400,000 cash bonus awarded to each of Messrs. Diamond and Johnson in Fiscal 2009 was in recognition of each executive’s services rendered in Fiscal 2008. Please see the “Executive Officer Compensation for Fiscal 2009 Services” discussed in the “Compensation Discussion and Analysis” portion of the “Executive Compensation” section of this Proxy Statement for the cash bonuses paid and equity grants awarded to each of our executive officers for services rendered in Fiscal 2009.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Non-equity Incentive Plan Compensation ($)	Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)(3)		Total
Matthew C. Diamond	2009	$450,000		$—		$400,000	$1,964,246		$649,791	$2,815		$3,466,852
Chief Executive Officer	2008	$450,000		$250,000		$—	$400,003		$195,764	$1,899		$1,297,666
	2007	$450,000	(4)	$400,000		$—	$181,513		$—	$786		$1,032,299
James K. Johnson, Jr.	2009	$450,000		$—		$400,000	$1,964,246		$649,791	$1,586		$3,465,623
Chief Operating Officer	2008	$450,000		$250,000		$—	$400,003		$195,764	$1,510		$1,297,277
	2007	$450,000	(4)	$400,000		$—	$181,513		$—	$786		$1,032,299
Joseph D. Frehe	2009	$255,000	(5)	$69,500		$—	$24,278		$—	$1,255		$350,033
Chief Financial Officer	2008	$240,000		$50,000		$—	$30,003		$—	$1,639		$321,642
	2007	$240,000	(6)	$30,000	(7)	$—	$90,338	(8)	$—	$704		$361,042
Gina R. DiGioia	2009	$225,000		$50,000		$—	$60,686		$—	$1,131		$336,817
Chief Legal Officer	2008	$225,000		$50,000		$—	$39,999		$—	$1,041		$316,040
	2007	$225,000	(9)	$30,000		$—	$30,248		$—	$643		$285,891
Robert L. Bell	2009	$337,000	(10)(11)	$—		$—	$—		$—	$23,755	(12)	$360,755
Chief Technology Officer	2008	$402,000	(10)	$20,000		$—	$14,998		$—	$1,668		$438,666
	2007	$402,000	(10)	$15,000		$—	$25,209		$—	$1,233		$443,442

(1)	Amounts reflect the aggregate grant date fair value of stock awards granted during the subject fiscal year computed in accordance with ASC 718. The grant date fair value of each restricted stock grant, excepting market-condition awards, is calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. The fair value of market-condition grants is estimated as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility and other assumptions to estimate the probability of satisfying the market-condition target stipulated in the award. Amounts set forth for the fiscal years 2008 and 2007 have been revised from previous proxy disclosures to reflect changes in SEC disclosure requirements. Assumptions used in the calculations of these amounts are included in Note 3 of our consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2009, as filed with the SEC on April 12, 2010. See the Fiscal 2009 Grants of Plan-Based Awards table below for the number of shares actually granted to each named executive and the grant dates thereof during Fiscal 2009.

(2)	Amounts shown reflect the aggregate grant date fair value of option awards granted during the subject fiscal year, calculated in accordance with ASC 718. The fair value of option grants are estimated on the date of each grant using the Black-Scholes option-pricing model with certain weighted-average assumptions. Assumptions used in the calculations of these amounts are included in Note 3 of our consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2009, as filed with the SEC on April 12, 2010. Amounts set forth for the fiscal years 2008 and 2007 have been revised from previous proxy disclosures to reflect changes in SEC disclosure requirements. See the Fiscal 2009 Option Exercises and Stock Vested table below for values actually received by the named executives during Fiscal 2009.
(3)	Amounts listed for each named executive represent the Company’s contributions to the named executive’s account under its 401(k) plan, unless otherwise indicated.
(4)	The annual base salary for each of Messrs. Diamond and Johnson was increased to $450,000 effective as of December 6, 2007.
(5)	Mr. Frehe’s annual base salary was increased to $255,000 effective as of June 1, 2009.
(6)	Mr. Frehe’s annual base salary was increased to $240,000 effective as of July 30, 1007, in connection with his promotion to Chief Financial Officer.
(7)	Represents a cash bonus for performance during Fiscal 2006, which was paid in Fiscal 2008. Such bonus was paid prior to Mr. Frehe’s promotion to Chief Financial Officer and is included herein for shareholder clarity.
(8)	$40,339 of the listed fair value represents a grant of restricted stock made to Mr. Frehe prior to his promotion to Chief Financial Officer. Such amount is included herein for shareholder clarity.
(9)	Ms. DiGioia’s annual base salary was increased to $225,000 effective as of July 30, 2007.
(10)	At Mr. Bell’s election, until December 31, 2009, we deferred payment of $100,000 of his annual base salary to pay the premiums of certain life insurance policies owned by us that insure Mr. Bell’s life.
(11)	Mr. Bell’s salary was reduced to $337,000 effective October 1, 2009, which reduction represents amounts previously paid to Mr. Bell to cover costs incurred in connection with his New York City apartment. As of October 1, 2009, Mr. Bell no longer incurred such costs.
(12)	Includes $21,367 which the Company paid to the landlord in exchange for the early termination of the lease referenced in footnote (11), above.

Grants of Plan-Based Awards—Fiscal 2009

The following table presents information regarding incentive awards granted to our named executive officers in Fiscal 2009 for services rendered during Fiscal 2008.

		Estimate Future Payouts Under Non-equity Incentive Plan Awards		Estimate Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards— Number of Shares of Stock(#)		All Other Option Awards— Number of Securities Underlying Options(#)		Exercise Price of Option Awards ($/SHARE)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Target ($)(1)	Maximum ($)(1)	Target (#)(1)	Maximum (#)(1)
Matthew C. Diamond	—	$337,500	$675,000	553,046	829,418	—		—		—	$—
	May 21, 2009	—	—	—	—	102,929	(3)	—		—	$525,967
	August 3, 2009	—	—	—	—	224,031	(4)(6)	234,235	(5)(6)	$6.98	$2,088,070
James K. Johnson, Jr.	—	$337,500	$675,000	553,046	829,418	—		—		—	$—
	May 21, 2009	—	—	—	—	102,929	(3)	—		—	$525,967
	August 3, 2009	—	—	—	—	224,031	(4)(6)	234,235	(5)(6)	$6.98	$2,088,070
Joseph D. Frehe	May 21, 2009	—	—	—	—	4,751	(7)	—		—	$24,278
Gina R. DiGioia	May 21, 2009	—	—	—	—	11,876	(8)	—		—	$60,686
Robert L. Bell	—	—	—	—	—	—		—		—	$—

(1)	Amounts shown represent possible aggregate awards during Fiscal 2009 under the named executive’s employment agreement at the target and maximum levels. Cash amounts awarded and fair values of stock and option grants during Fiscal 2009 are described and quantified in the “Summary Compensation Table” set forth above.
(2)	In accordance with ASC 718, the fair values of option grants are estimated on the date of each grant using the Black-Scholes option-pricing model with certain weighted-average assumptions. The grant date fair value of each restricted stock grant is calculated multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. For additional information on the valuation of these assumptions, refer to Note 3 of our consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2009, as filed with the SEC on April 12, 2010.
(3)	Shares of restricted stock granted to the executive officer on May 21, 2009 for services rendered during Fiscal 2009, which the Company has the right to repurchase under certain circumstances pursuant to the restricted stock agreement under which this grant was made, and which repurchase right lapsed with respect to 34,309 shares on March 30, 2010, and which repurchase right shall lapse with respect to 34,310 shares on each of March 30, 2011 and 2012.
(4)	Shares of restricted stock granted to the executive officer during Fiscal 2009 for services rendered during Fiscal 2008, consisting of: (i) 176,525 shares of time-based restricted stock, which the Company has the right to repurchase the shares under certain circumstances pursuant to the restricted stock agreement under which this grant was made, which repurchase right lapsed with respect to 58,841 shares on March 30, 2010 and will lapse with respect to 58,842 shares on each of March 30, 2011 and 2012; and (ii) 47,506 shares of restricted stock, which lapsed immediately upon grant.

(5)	Number of options to purchase shares of our common stock granted to the executive officer during Fiscal 2009 for services rendered during Fiscal 2008. Pursuant to the option agreement under which the grant was made, 78,079 options vested on March 30, 2010, and 78,078 options will vest on each of March 30, 2011 and 2012.
(6)	As stated in the Company’s proxy statement filed with the SEC on May 28, 2009 (the “2009 Proxy Statement”) and as further set forth in the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2009, the Board would have approved certain equity issuances to each of the Company’s Chief Executive Officer and Chief Operating Officer but for certain NASDAQ listing requirements and the limitations of the 2007 Plan prior to our shareholders’ approval of its amendment and restatement in July 2009. The 2009 Proxy Statement also disclosed the Board’s intent to make modifications to the intended equity issuances to provide equivalency to such named executives. The equity grants listed for August 3, 2009 take the place of those grants set forth in the 2009 Proxy Statement that the Board had intended to approve, with the additional shares of restricted stock intended to make up for the lost value incurred by the Company’s Chief Executive Officer and Chief Operating Officer due to the higher option exercise price than if the options granted on such date had been issued when the Board originally convened to discuss Chief Executive Officer and Chief Operating Officer compensation. As result of such equivalency, the actual totals granted to each of the Company’s Chief Executive Officer and Chief Operating Officer exceeds the amounts called for in their respective employment agreements.
(7)	Number of shares of performance based stock granted to Mr. Frehe during Fiscal 2009 for services rendered during Fiscal 2008. Pursuant to the restricted stock agreement under which the grant was made, the Company has the right to reacquire the shares under certain circumstances, which repurchase right lapsed with respect to 1,583 shares on March 30, 2010 and will lapse with respect to 1,584 shares on each of March 30, 2011 and 2012.
(8)	Number of shares of performance based stock granted to Ms. DiGioia during Fiscal 2009 for services rendered during Fiscal 2008. Pursuant to the restricted stock agreement under which the grant was made, the Company has the right to reacquire the shares under certain circumstances, which repurchase right lapsed with respect to 3,958 shares on March 30, 2010 and will lapse with respect to 3,959 shares on each of March 30, 2011 and 2012.

For a full discussion regarding the amount of compensation payable to each of our executive officers for Fiscal 2009 service, as determined by our Compensation Committee, please refer to the “Compensation Discussion and Analysis” of this Proxy Statement.

Executive Employment Arrangements

The following narrative outlines the material terms with respect to compensation of each executive officer’s employment arrangement with us.

The annual salary and bonus compensation for Messrs. Diamond and Johnson are determined based on the terms of the Compensation Plan and their employment agreements. The material terms of their employment agreements that relate to the compensation paid in Fiscal 2009 are discussed below:

•

Unless the Company or executive provides written notice of termination to the other party not less than 90 days prior to December 7, 2010, or December 7 of each subsequent year, such executive’s respective employment agreement will automatically renew for repeating one year terms.

•	The executive’s base salary is set at $450,000 per year and may be subject to annual increases.

•

As soon as practicable following the close of each fiscal year, the Board of Directors or a committee of the Board of Directors will review each executive’s attainment of specified criteria established during the prior fiscal year pursuant to the Compensation Plan to determine the amount of cash bonus and equity compensation to be issued. Pursuant to each of their employment agreements, the annual cash bonus is set at a target of no less than 75% of each executive’s then-current base salary with a maximum annual cash bonus of 150% of his then-current base salary. Also, pursuant to each of their employment agreements, each executive is eligible to receive equity compensation at a target value equal to 200% of his then current base salary, subject to a maximum of 300% of his then current base salary: (i) one third of the value of the equity compensation is payable in options vesting equally over a three year period; one-third of the value of the equity compensation is payable in restricted stock, with the Company’s right of repurchase lapsing equally over a three year period; and (iii) the final third of the value of the equity compensation is payable in restricted stock with the Company’s right of repurchase lapsing when the closing price of the Company’s common stock trades at a 20% premium, subject to additional time-based vesting restrictions.

•

Upon a “Change of Control”, all options and time-based vesting restricted stock shall vest. Additionally, if in connection with a Change of Control, a premium equal to or greater than the 20% premium required for performance based vesting shares to vest is paid, then such performance based vesting shares shall automatically vest.

•

If the employment agreement is terminated by Company without “Cause” or an executive resigns with “Good Reason”, in addition to the amounts payable to the executive through the termination date, the Company will pay to the executive a lump sum amount equal to: (i) his then current base salary for the period commencing on the termination date through the later of the first anniversary of the termination date or through the current term of the employment agreement, and (ii) the higher of the annualized cash bonus accrued and earned, which would be payable to the executive but for the termination, or 75% – 150% of his then-current base salary.

As defined in the employment agreements:

•

“Good Reason” shall mean the occurrence of any of the following, without the executive’s prior written consent: (i) the Company’s failure to employ the executive in his current (as of December 7, 2007) or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; provided, that the executive’s duties, authority or responsibilities shall not be deemed to have been reduced solely as a result of the sale, closure or spin-off by the Company of one or more of its operating divisions or lines of business; (ii) a material diminution in the executive’s authority, duties or responsibilities either directly or indirectly by requiring the executive to report to anyone other than the Board; (iii) a material reduction in the executive’s then-current base salary without his consent; (iv) the executive being required to relocate to a principal place of employment more than fifty (50) miles from his principal place of employment with the Company in New York, New York; or (v) any action or inaction by the Company that constitutes a material breach of the employment agreement.

•

“Cause” shall mean: (i) the executive’s conviction of a felony, either in connection with the performance of his obligations to the Company or which otherwise materially and adversely affects his ability to perform such obligations or materially and adversely affects the business activities, reputation, goodwill or image of the Company; (ii) the willful gross neglect or malfeasance by the executive in the performance of his duties hereunder; or (iii) the executive’s breach in any material respect of his employment agreement or any applicable non-competition and confidentiality agreement between the Company and the executive, which breach is not cured within any applicable cure period; provided, however, that for the purposes of determining whether conduct constitutes willful gross neglect or malfeasance, no act on the executive’s part shall be considered “willful” unless it is done by the executive in bad faith and without reasonable belief that the executive’s action was in the best interests of the Company.

•

“Disability” shall mean the executives’ inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the executive or, if the Company and the executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

•

“Change of Control” shall mean the occurrence of any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company or the Company ceasing to do business.

The remaining executive officers, Robert L. Bell, our Chief Technology Officer, Joseph D. Frehe, our Chief Financial Officer, and Gina R. DiGioia, our Chief Legal Officer, are all at-will employees with whom we have executed offer letters. Effective December 6, 2007, the Company entered into a revision of the offer letter for each of Mr. Frehe and Ms. DiGioia (collectively, the “Revised Letters”). Each of Mr. Bell, Mr. Frehe and Ms. DiGioia is entitled to certain severance or accelerated vesting of certain equity-based grants based upon the occurrence of specific events.

The offer letter we executed with Mr. Bell provides that we will pay him an amount equal to one year of his base salary upon termination without cause. Cause is not defined in his offer letter.

The terms of the Revised Letters we executed with each of Mr. Frehe and Ms. DiGioia are the same and are as follows:

•

If the executive’s employment is terminated without “Cause” in connection with or subsequent to a “Change of Control”, we will pay the executive a severance payment equal to one year’s base salary, payable over the course of one year, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

•

If the executive were to resign for “Good Reason” within two years following a “Change of Control”, the executive would be eligible for a lump sum payment on the date of termination equal to one year’s base salary as severance, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

As defined in the Revised Letters:

•

“Cause” shall mean: (i) the executive’s failure to have failed to carry out or to perform the duties required of them in their position and such performance as reasonably determined by the Company’s Board of Directors and, if possible of being cured, continues for a period of more than 30 days after notice has been provided to them; (ii) the executive’s conviction of a felony or a crime involving moral turpitude, either in connection with the performance of their obligations to the Company or which otherwise shall adversely affect their ability to perform such obligations, shall materially adversely affect the business activities, reputation, goodwill or image of the Company; or (iii) the executive’s breach of the terms of the Non-Competition Agreement between the Company and them.

•

“Change of Control” shall mean the occurrence of any of the following events subsequent to December 6, 2007: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities (excluding for this purpose the Company or its affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the Company (in one transaction or a series of transactions) pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of series of related transactions would not be the holders, either directly or indirectly, immediately after such transaction or series of related of more than 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

•

“Good Reason” shall mean the executive’s resignation in connection with a Change of Control if, subsequent to that Change of Control, the Company fails to continue to employ the executive in their then-current position (or a substantially similar position), without regard to title, such that the executive’s duties and responsibilities are materially diminished without their consent, and the executive provides notice within 15 days of the occurrence of the condition and the Company does not cure and/or remedy the condition within 30 days of receipt of such notice.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table shows all grants of stock options and grants of unvested restricted stock outstanding on January 31, 2010, the last day of Fiscal 2009, to each of our executive officers named in the Summary Compensation Table. All dollar values, excluding option exercise prices, are rounded to the nearest whole-dollar amount:

	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable(#)	Unexercisable(#)
Matthew C. Diamond	37,500	0		$13.28	April 18, 2011
	25,000	0		$24.92	October 18, 2011
	23,140	46,280	(1)	$6.98	April 10, 2018
	0	234,235	(2)	$6.35	August 3, 2019
						55,286	(3)	$426,808
						5,055	(4)	$39,025
						17,994	(5)	$138,914
						28,671	(6)	$221,340
						102,929	(7)	$794,612
						176,525	(8)	$1,362,773
James K. Johnson, Jr.	37,500	0		$13.28	April 18, 2011
	25,000	0		$24.92	October 18, 2011
	23,140	46,280	(1)	$6.98	April 10, 2018
	0	234,235	(2)	$6.35	August 3, 2019
						55,286	(3)	$426,808
						5,055	(4)	$39,025
						17,994	(5)	$138,914
						28,671	(6)	$221,340
						102,929	(7)	$794,612
						176,525	(8)	$1,362,773

	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable(#)	Unexercisable(#)
Joseph D. Frehe	2,500	0	$26.04	March 19, 2010
	62	0	$13.40	April 20, 2010
	1,000	0	$11.20	January 7, 2011
	1,875	0	$11.88	January 31, 2011
	3,749	0	$19.08	November 12, 2011
	625	0	$7.04	November 23, 2013
	938	0	$6.96	May 23, 2014
	1,250	0	$7.80	May 31, 2015
					1,124	(9)	$8,677
					1,744	(10)	$13,464
					2,700	(11)	$20,844
					4,751	(12)	$36,678
Gina R. DiGioia	6,250	0	$13.32	April 2, 2011
	1,250	0	$19.08	November 12, 2011
	3,750	0	$16.60	April 10, 2012
	2,499	0	$6.84	February 13, 2013
	4,250	0	$9.12	May 1, 2013
	1,250	0	$5.84	September 29, 2014
	1,875	0	$7.64	June 1, 2015
					843	(13)	$6,508
					3,599	(14)	$27,784
					11,876	(15)	$91,683
Robert L. Bell	28,125	0	$19.76	July 18, 2010
	3,625	0	$11.88	January 31, 2011
	8,750	0	$16.72	September 19, 2011
	7,500	0	$15.16	September 23, 2011
	5,000	0	$11.04	October 6, 2012
	6,250	0	$6.84	February 13, 2013
	2,500	0	$8.84	March 23, 2015
					702	(16)	$5,419
					1,350	(17)	$10,422

(1)	23,140 of the unvested granted options vested on April 10, 2010 and 23,140 of the unvested granted options will vest on April 10, 2011.
(2)	78,079 of the unvested granted options vested on March 30, 2010 and 78,078 of the unvested granted options will vest on each of March 30, 2011 and 2012.
(3)	The Company’s right of repurchase lapsed with respect to 13,821 of the granted shares on February 1, 2010, lapses with respect to 13,821 of the granted shares on February 1, 2011, and lapses with respect to 13,822 of the granted shares on each of February 1, 2012 and 2013.
(4)	The Company’s right of repurchase lapsed with respect to 5,055 of the granted shares on April 5, 2010.
(5)	The Company’s right of repurchase lapsed with respect to 8,997 of the granted shares on April 10, 2010 and lapses with respect to 8,997 of the granted shares on April 10, 2011.
(6)	The Company’s right of repurchase lapses when the average closing price of a share of Company common stock exceeds $8.89, provided that one-third of the shares shall vest no earlier than April 10, 2009, one-third shall vest no earlier than April 10, 2010 and the final one-third shall vest no earlier than April 10, 2011.
(7)	The Company’s right of repurchase lapsed with respect to 34,309 of the granted shares on March 30, 2010 and lapses with respect to 34,310 of the granted shares on each of March 30, 2011 and 2012.

(8)	The Company’s right of repurchase lapsed with respect to 58,841 of the granted shares on March 30, 2010 and lapses with respect to 58,842 of the granted shares on each of March 30, 2011 and 2012.
(9)	The Company’s right of repurchase lapsed with respect to 1,124 of the granted shares on April 2, 2010.
(10)	The Company’s right of repurchase lapses with respect to 1,744 of the granted shares on July 30, 2010.
(11)	The Company’s right of repurchase lapsed with respect to 1,350 of the granted shares on April 10, 2010 and lapses with respect to 1,350 of the granted shares on April 10, 2011.
(12)	The Company’s right of repurchase lapsed with respect to 1,583 of the granted shares on March 30, 2010 and lapses with respect to 1,584 of the granted shares on each of March 30, 2011 and 2012.
(13)	The Company’s right of repurchase lapsed with respect to 843 of the granted shares on April 5, 2010.
(14)	The Company’s right of repurchase lapsed with respect to 1,799 of the granted shares on April 10, 2010 and lapses with respect to 1,800 of the granted shares on April 10, 2011.
(15)	The Company’s right of repurchase lapsed with respect to 3,958 of the granted shares on March 30, 2010 and lapses with respect to 3,959 of the granted shares on each of March 30, 2011 and 2012.
(16)	The Company’s right of repurchase lapsed with respect to 702 of the granted shares of April 5, 2010.
(17)	The Company’s right of repurchase lapsed with respect to 675 of the granted shares on April 10, 2010 and lapses with respect to 675 of the granted shares on April 10, 2011.

Option Exercises and Stock Vested in Fiscal 2009

The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock awards held during Fiscal 2009 by our executive officers named in the Summary Compensation Table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(1)
Matthew C. Diamond	0	$0	76,004	(2)	$437,521
James K. Johnson, Jr.	0	$0	76,004	(2)	$437,521
Joseph D. Frehe	0	$0	5,120	(3)	$26,497
Gina R. DiGioia	0	$0	4,412	(4)	$20,987
Robert L. Bell	0	$0	2,056	(5)	$9,249

(1)	Amounts shown in this column are rounded to the nearest whole-dollar amount and do not necessarily represent the actual value realized from the sale of the shares acquired upon lapsing of our rights to repurchase restricted stock because, in many cases, the shares are not sold upon such lapse but instead continue to be held by the executive officer. The value realized is calculated by multiplying the number of lapsed shares by the closing price of our common stock on the NASDAQ Global Market on the business day immediately preceding the vest date. For stock options, the value realized on exercise represents the excess of the market value of the underlying shares on the date of exercise over the exercise price. For restricted stock, the value realized on vesting does not reflect the deduction of shares withheld for taxes (and corresponding reduction in value).
(2)	14,446 shares vested on February 1, 2009, 5,055 shares vested on April 5, 2009, 8,997 shares vested on April 10, 2009, and 47,506 shares vested on August 3, 2009.
(3)	905 shares vested on February 1, 2009, 1,123 shares vested on April 2, 2009, 1,349 shares vested on April 10, 2009, and 1,743 shares vested on July 30, 2009.
(4)	816 shares vested on February 1, 2009, 842 shares vested on April 5, 2009, 1,799 shares vested on April 10, 2009, and 955 shares vested on June 12, 2009.
(5)	680 shares vested on February 1, 2009, 702 shares vested on April 5, 2009, and 674 shares vested on April 10, 2009.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

The following table provides information with respect to the contributions, earnings, withdrawals and balances under the executive deferred compensation plan for Robert L. Bell, the only executive participant.

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)
Matthew C. Diamond	—	—	—	—	—
James K. Johnson, Jr.	—	—	—	—	—
Joseph D. Frehe	—	—	—	—	—
Gina R. DiGioia	—	—	—	—	—
Robert L. Bell	$100,000	—	—	—	$900,000

Potential Payments Upon Termination or Change-In-Control

As described in the “Compensation Discussion and Analysis”, certain of our executive officers have severance or change of control agreements with us. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements as if the executive officer’s employment had terminated on January 31, 2010, the last day of our fiscal year, given the executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price of $7.72 per share on that date. These benefits and payments are in addition to any benefits available generally to terminated employees, such as payment for accrued but unused paid time off and COBRA rights.

Matthew C. Diamond (Chief Executive Officer) and James K. Johnson, Jr. (Chief Operating Officer)

Pursuant to our employment agreements with Messrs. Diamond and Johnson:

•

If either of Mr. Diamond or Mr. Johnson had been terminated without “Cause” or resigned for “Good Reason” on January 31, 2010, he would have been entitled to: (i) $382,500, which represents a lump sum payment of his base salary in effect upon such date through December 6, 2010, the end of the then-current term of his employment agreement; (ii) $675,000, which represents a lump sum payment of his maximum annual cash bonus for Fiscal 2009; (iii) acceleration as to 280,515 options to purchase shares of our common stock, which had a post-exercise value of $355,149 value on such date; and (iv) acceleration of his lapsing rights as to 386,460 shares of restricted stock with a value of $2,983,471 on such date.

•	If either of Mr. Diamond or Mr. Johnson had been terminated for “Cause” or resigned without “Good Reason” on January 31, 2010, he would not have been entitled to any payment.

•

In the event the Company underwent a “Change of Control” on January 31, 2010, each of Messrs. Diamond and Johnson would have been entitled acceleration of his lapsing rights as to 357,789 shares of restricted stock with a value of $2,762,131 on such date. Additionally, if an amount equal to or greater than $8.89 per share of our common stock were paid in connection with such “Change of Control”, then each of Messrs. Diamond and Johnson would have been entitled to an acceleration of his lapsing rights as to 28,671 market-condition based vesting shares with a value of $221,340 on such date. Each would also receive $1,126,585, representing an excise tax gross-up to make the executive whole for any excise taxes recognized by the executive with respect to the payments set forth as a result of such “Change of Control”. Excise tax payments occur when the payments to the executive is in excess of a fixed multiple of the executive’s five year average total taxable compensation. However, if the excise tax contemplated in this paragraph could be avoided by reducing the total amount payable or realized by the executive by a reasonable amount, as determined in good faith mutually by the executive and the Company, then the total amount to be paid to the executive shall be reduced to the extent necessary to avoid the excise tax and no gross up payment shall be made. If the foregoing applies, the executive may then elect, in his sole discretion, which payments or benefits he receives in the event of a “Change of Control” shall be eliminated or reduced (as long as after such election no excise tax will be payable).

•

If either of Mr. Diamond or Mr. Johnson had been terminated as a result of death or disability on January 31, 2010, he would have been entitled to: (i) $112,500, payable over the course of three months; (ii) $482,531, the amount of his accrued but unpaid bonus for services rendered during Fiscal 2009; and (iii) acceleration of his lapsing rights as to 386,460 shares of restricted stock with a value of $2,983,471 on such date.

In addition, in connection with any termination, Mr. Diamond or Mr. Johnson would be entitled to any other benefits payable to other terminated senior executives so long as we are obligated to continue payment of their base salaries, such as health benefits. Please see the “Executive Employment Arrangements” section above for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Messrs. Diamond and Johnson.

Joseph D. Frehe (Chief Financial Officer)

Pursuant to our offer letter, as revised, with Mr. Frehe:

•

If we had terminated Mr. Frehe’s employment on January 31, 2010 without “Cause” in connection with or subsequent to a “Change of Control” of us, he would have been entitled to $255,000, payable over the course of one year. Additionally, 10,319 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

•

If Mr. Frehe had resigned for “Good Reason” on January 31, 2010 and such date were within two years following a “Change of Control”, he would have been entitled to $255,000, payable as a lump sum. Additionally, 10,319 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

Please see the “Executive Employment Arrangements” section above for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Mr. Frehe.

Robert L. Bell (Chief Technology Officer)

If we had terminated Mr. Bell’s employment on January 31, 2010 without “Cause” he would have been entitled to $337,000, payable over the course of one year.

Gina R. DiGioia (Chief Legal Officer)

Pursuant to our offer letter, as revised, with Ms. DiGioia:

•

If we had terminated Ms. DiGioia’s employment on January 31, 2010 without “Cause” in connection with or subsequent to a “Change of Control” of us, she would have been entitled to $225,000, payable over the course of one year. Additionally, 16,318 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Ms. DiGioia and us, except that our right of repurchase with regard to such shares would terminate.

•

If Ms. DiGioia had resigned for “Good Reason” on January 31, 2010 and such date were within two years following a “Change of Control”, she would have been entitled to $225,000, payable as a lump sum. Additionally, 16,318 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Ms. DiGioia and us, except that our right of repurchase with regard to such shares would terminate.

Please see above for definitions of the terms “Cause”, “Good Reason” and “Change of Control”, as they relate to Ms. DiGioia.

Non-Employee Director Compensation for Fiscal 2009

The following table sets forth the total compensation paid, accrued or expensed during Fiscal 2009 by us to each non-employee director who served during Fiscal 2009, rounded to the nearest whole-dollar amount:

Name of Director	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)	All Other Compensation($)	Total($)
Peter M. Graham(3)	$100,000	$84,999	$0	$0	$184,999
Edward A. Monnier(4)	$53,000	$49,999	$0	$0	$102,999
Anthony N. Fiore(5)	$45,000	$49,999	$0	$0	$94,999
Jeffrey Hollender(6)	$36,000	$49,999	$0	$0	$85,999
Richard E. Perlman(7)	$37,000	$49,999	$0	$0	$86,999
Samuel A. Gradess(8)	$106,000	$0	$0	$0	$106,000

(1)	Amount of compensation paid in cash for Board and committee service in Fiscal 2009. We also reimbursed each outside director reasonable expenses incurred by them in connection with their board services, such as hotel, transportation and telephone charges, which amounts are not reflected above.
(2)	Amounts shown represent the aggregate grant date fair value of shares granted to each director in accordance with ASC 718. The grant date fair value is determined by multiplying the number of shares granted by the closing price of our common stock on the NASDAQ Global Market on the grant date. Values of restricted stock or options, if any, granted to each of the non-employee directors in Fiscal 2010 are not reflected.
(3)	As of January 31, 2010, Mr. Graham had: (i) options to purchase 17,500 shares of our common stock, all of which were exercisable; and (ii) 28,863 shares of restricted stock, which are subject to rights of repurchase by us or forfeit in certain circumstances as outlined in restricted stock agreements executed by Mr. Graham and us.
(4)	As of January 31, 2010, Mr. Monnier had: (i) options to purchase 3,750 shares of our common stock, all of which were exercisable; and (ii) 15,774 shares of restricted stock, which are subject to rights of repurchase by us or forfeit in certain circumstances as outlined in restricted stock agreements executed by Mr. Monnier and us.
(5)	As of January 31, 2010, Mr. Fiore had: (i) options to purchase 1,250 shares of our common stock, all of which were exercisable; and (ii) 15,774 shares of restricted stock, which are subject to rights of repurchase by us or forfeit in certain circumstances as outlined in restricted stock agreements executed by Mr. Fiore and us.
(6)	As of January 31, 2010, Mr. Hollender had: (i) options to purchase 1,250 shares of our common stock, all of which were exercisable; and (ii) 15,774 shares of restricted stock, which are subject to rights of repurchase by us or forfeit in certain circumstances as outlined in restricted stock agreements executed by Mr. Hollender and us. The lapsing schedule for all such shares were accelerated and deemed vested as of April 15, 2010, the date of Mr. Hollender’s resignation from the Board.
(7)	As of January 31, 2010, Mr. Perlman had: (i) options to purchase 1,250 shares of our common stock, of which 937 were exercisable; and (ii) 15,774 shares of restricted stock, which are subject to rights of repurchase by us or forfeit in certain circumstances as outlined in a restricted stock agreement executed by Mr. Perlman and us.
(8)	In lieu of the compensation described herein payable to non-employee directors, Mr. Gradess received $25,000 for each fiscal quarter during which he served as a director without interruption, in addition to any standing committee fees to which he may otherwise have been entitled.

Director Compensation Policy

The following is a description of our non-employee director compensation policy:

Cash Compensation

For service on our Board of Directors, other than Samuel A. Gradess, each non-employee director, receives: (i) a quarterly retainer of $6,000; and (ii) $1,000 for each meeting of the Board of Directors attended, whether in person or telephonically. In addition, all non-employee directors receive: (iii) $2,000 per quarter for each standing committee on which such member serves; and (iv) an additional $1,500 per quarter for each standing committee on which such member serves as chairman. The Board’s lead independent director, currently Peter M. Graham, receives an additional $35,000 per fiscal year, which amount is payable quarterly in equal installments. We also reimburse all non-employee directors for their reasonable out-of-pocket expenses in connection with their service on the Board of Directors, such as travel, hotel and telephone charges.

In lieu of the compensation described above payable to non-employee directors for service on our Board of Directors, we pay Mr. Gradess $25,000 for each fiscal quarter during which he serves on the Board, in addition to any standing committee fees to which he may otherwise be entitled. Effective February 1, 2011, Mr. Gradess will receive the same cash compensation to which other non-employee members of the Board of Directors are entitled, as outlined above, in lieu of such $25,000 per fiscal quarter.

Equity Compensation

In addition to the cash compensation described above, upon the appointment or initial election of a non-employee director, the director is granted an option to purchase 1,250 shares of our common stock. These options vest equally on each of the first four anniversaries of the grant date, provided that the recipient is still a non-employee of our Board of Directors at the opening of business on such date. Each option has a term of ten years and the exercise price for each option is equal to the closing price for the common stock on the business day immediately preceding the date of grant or the grant date, as reported on the NASDAQ Global Market, depending upon when such options are issued and under which equity plan. More specifically, after June 14, 2007 the effective date of the 2007 Plan all options issued under the 2007 Plan are, by the terms of the 2007 Plan, are to be issued with an exercise price equal to the value of the closing price of our common stock on the grant date.

We also issue to each non-employee director, other than Samuel Gradess, on an annual basis the number of shares of our common stock that could be purchased for $50,000. These shares of restricted stock are issued on February 1st of each year with the number of shares based on the closing price of our common stock on February 1st. These restricted stock shares are issued pursuant to the 2007 Plan and are subject to the terms and conditions of that plan. These shares are also subject to the terms of the restricted stock agreement executed between the non-employee director and us, which, among other things, provides that the non-employee director forfeit all of the shares granted under such agreement which have not yet lapsed upon the occurrence of certain events (the “Forfeiture Right”), which Forfeiture Right lapses equally on February 1st of the first three years subsequent to the grant date.

Effective Fiscal 2009, we issue on an annual basis to the lead independent director, currently Peter M. Graham, an additional number of shares of our common stock that could be purchased for $35,000, subject to repurchase by the Company in the event the recipient ceases to serve on our Board of Directors as lead independent director, with such repurchase right lapsing equally over three years on the anniversary of the date of grant. These shares of restricted stock are to be issued on February 1st of each year with the number of shares based on the closing price of our common stock on February 1st. The restricted stock shares are issued pursuant to the 2007 Plan and are subject to the terms and conditions of that plan. These shares are also subject to the terms of the restricted stock agreement executed between the lead independent director and us, which, among other things, provides that the lead independent director forfeit all of the shares granted under such agreement which have not yet lapsed upon the occurrence of certain events, which Forfeiture Right lapses equally on February 1st of the first three years subsequent to the grant date.

On February 1, 2010, we granted to each non-employee director then in service, other than Samuel Gradess, 6,468 shares of restricted stock. Peter M. Graham received an additional grant of 4,528 shares of restricted stock in recognition of his service as the Company’s lead independent director. Effective February 1, 2011, Mr. Gradess will receive the same equity grant to which other members of the Board of Directors are entitled pursuant to the Company’s non-employee director compensation policy.

Equity Compensation Plan Information

The following table contains information about our common stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of January 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders(1)	2,160,506		$10.19	1,682,903	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	109,965	(3)	$10.61	—
Total	2,270,471	(3)	$10.21	1,682,903

(1)	Consists of our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, the iTurf 1999 Amended and Restated Stock Incentive Plan and our Amended and Restated Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan.
(2)	Consists of our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan.
(3)	Includes options to purchase shares of our common stock issued under our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, the iTurf 1999 Amended and Restated Stock Incentive Plan and our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan (the “Plans”) and the 2007 Plan. Alloy’s shareholders approved the 2007 Plan in June 2007, following which the Plans, the dELiA*s, Inc. Amended and Restated 1996 Stock Incentive Plan and the dELiA*s, Inc. 1998 Stock Incentive Plan were terminated, and approved the amended and restated 2007 Plan in July 2009. However, outstanding options, the exercise of which would allow shares of Alloy’s common stock to be acquired by the holders of such options, were issued prior to such termination, remain outstanding under the Plans and are included above.
(4)	Includes shares available for issuance under the 2007 Plan, as that is our only effective plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with management. Based on this review and discussions, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for the 2010 Annual Meeting. The following independent directors, who comprise the Compensation Committee, provide this report:

Members of the Compensation Committee:

Peter M. Graham (Chairman)

Anthony N. Fiore

Edward A. Monnier

Matthew A. Drapkin

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which consists entirely of non-employee directors who meet the independence and experience requirements of the NASDAQ Stock Market, LLC, has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which is reviewed periodically by the Board of Directors of the Company and which is available on our website at www.alloymarketing.com. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP (“BDO”), Alloy’s independent registered public accountants for Fiscal 2009. The Audit Committee has reviewed and discussed with management and BDO the audited and consolidated financial statements of the Company for Fiscal 2009 and BDO’s audit of the Company’s internal controls over financial reporting. In addition, the Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by The Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from Alloy as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alloy’s Annual Report on Form 10-K for Fiscal 2009.

Members of the Audit Committee:

Peter M. Graham (Chairman)

Samuel A. Gradess

Anthony N. Fiore

Richard E. Perlman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our Audit Committee was required to review and approve, in advance, any transactions in excess of $50,000 occurring between us and our executive officers, members of the Board and beneficial holders of more than 5% of our securities, immediate family members of the foregoing and any other parties whom the Board determines to be related parties, as defined by Item 404 of Regulation S-K. The Audit Committee approved or ratified all such transactions during Fiscal 2009.

Joseph Diamond, brother of Matthew C. Diamond, our Chairman and Chief Executive Officer, is employed as the Chief Operating Officer for our Alloy Education division. Joseph Diamond’s annual base salary for Fiscal 2009 was $150,000. For services rendered during Fiscal 2008, Mr. Diamond was granted 9,657 shares of restricted stock in May 2009 and a cash bonus of $40,657. For services rendered during Fiscal 2009, Mr. Diamond was granted 3,623 shares of restricted stock in May 2010. As of January 31, 2010, Mr. Diamond held options to purchase an aggregate of 11,874 shares of our common stock, all of which were exercisable on such date at varying exercise prices, and 12,095 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by Mr. Diamond and us.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1:	Elect Three Members To Our Board Of Directors.

On April 15, 2010, our Board of Directors nominated James K. Johnson, Jr., Anthony N. Fiore and Samuel A. Gradess for re-election at the Annual Meeting. If they are re-elected, they will serve on our Board of Directors until the 2013 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Messrs. Johnson, Fiore and Gradess. If any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to approve the directors in this class.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF JAMES K. JOHNSON, JR., ANTHONY N. FIORE AND SAMUEL A. GRADESS AS DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2:	Ratify The Appointment Of BDO Seidman, LLP As Our Independent Registered Public Accountants For The Fiscal Year Ending January 31, 2011.

We are requesting that you to ratify the Audit Committee’s selection of BDO Seidman, LLP (“BDO”), independent registered public accountants, as our independent registered public accountants for the Fiscal 2010.

Independent Registered Public Accountants

We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as our independent registered public accountants for Fiscal 2010. The Audit Committee has reviewed BDO’s independence from us as described in the “Report of the Audit Committee.” If the shareholders do not ratify the selection of BDO as independent registered public accountants, the Audit Committee will consider selecting other auditors. However, even if the shareholders ratify the selection, the Audit Committee may still appoint new independent registered public accountants at any time during the next fiscal year if it believes that such a change will be in the best interests of Alloy and our shareholders. We expect a representative of BDO to be present at the Annual Meeting to make a statement, if he or she desires, and to answer your questions.

Audit Fees

The aggregate fees billed for professional accounting services rendered by BDO for Fiscal 2009 and Fiscal 2008:

	Fiscal Year Ended January 31,
	2010		2009
Audit Fees	$669,500		$690,500
Audit Related Fees	$74,300	(1)	$39,500	(1)
Tax Fees	—		—
All Other Fees	—		—
Total Fees	$743,800		$730,000

(1)	Relate to ordinary course, recurring accounting consultations

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed to us for professional services for the audit of our consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal control over financial reporting. “Tax fees” are fees for Federal and local tax compliance, tax advice, and tax planning and advisory services.

Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. The independent registered public accountants and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved

During Fiscal 2009, all audit and permissible non-audit services were pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will ratify the appointment of the independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with in full.

Information About Shareholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2010 Annual Meeting of Shareholders, shareholder proposals must be received no later than March 16, 2011. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our by-laws and must be received no earlier than March 23, 2011 and no later than April 22, 2011. All shareholder proposals should be marked for the attention of Secretary, Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York, 10001.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Gina R. DiGioia

Secretary

New York, New York

May 28, 2010

ALLOY, INC.

151 WEST 26TH STREET – 11TH FLOOR

NEW YORK, NY 10001

PROXY CARD FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

JULY 15, 2010

Alloy, Inc.’s Board of Directors Solicits This Proxy

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

may be viewed online at https://materials.proxyvote.com/019855.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated May 28, 2010, in connection with the Annual Meeting to be held at 9:00 a.m. on Thursday, July 15, 2010 at the offices of Kramer, Levin, Naftalis, & Frankel LLP, 1177 Avenue of the Americas New York, NY 10036, and hereby appoints Joseph D. Frehe and/or Gina R. DiGioia, each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Alloy, Inc. (the “Company”) registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

This Proxy when executed will be voted in the manner directed herein.

If no direction is made, this Proxy will be voted FOR all Proposals.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

NOMINEES: James K. Johnson, Jr., Anthony N. Fiore, and Samuel A. Gradess.

2. SEE REVERSE SIDE FOR PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	ELECTION OF DIRECTORS (See reverse).

☐	James K. Johnson, Jr.	☐	FOR	☐	WITHHELD

☐	Anthony N. Fiore	☐	FOR	☐	WITHHELD

☐	Samuel A. Gradess	☐	FOR	☐	WITHHELD

☐	For all nominees except as noted above.

1

2.	Proposal to ratify and confirm the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2011.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:

Signature

Date:

Signature

2